Registration No. [         ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	45-3116572 (I.R.S. Employer Identification Number)

55 Edison Avenue

West Babylon, NY 11704

212-750-0373

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David H. Lesser

Chairman and Chief Executive Officer

55 Edison Avenue

West Babylon, NY 11704

212-750-0373

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Richard Baumann, Esq.

Morrison & Cohen LLP

909 Third Avenue

New York, New York 10022

212-735-8834

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(1)(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common Shares, $0.001 par value; Preferred Shares; Rights; Warrants	$100,000,000	$100,000,000	$11,460.00

Notes to the “Calculation of Registration Fee” Table:

(1)	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the amounts of the respective securities to be registered are not specified.

(2)	We are registering hereunder such currently undetermined amounts of Common Shares, $0.001 par value, Preferred Shares, Rights and/or Warrants of the Registrant as may from time to time be offered or sold at currently undetermined prices in offerings permitted under, among other applicable provisions, General Instruction I.B.6 of Form S-3 and Rule 415(a)(1) under the Securities Act, including without limitation securities to be offered or sold in eligible secondary offerings by or on behalf of persons other than the Registrant and, subject to any applicable aggregate market value caps, securities to be issued upon the exercise or conversion of other securities (including securities registered hereunder) that provide for such exercise or conversion and Common Shares to be offered and sold on an immediate, continued or delayed basis by or on behalf of the Registrant. The maximum aggregate offering price of all securities registered hereunder shall not exceed $100,000,000. Any securities registered hereunder may be sold either separately or in combination with one or more of the other securities registered hereunder, in the form of Units or otherwise.

(3)	Estimated solely for the purpose of computing the registration fee. Rule 457(o) under the Securities Act permits the registration statement fee to be calculated on the basis of the maximum aggregate offering price of all of the securities being registered hereunder and, therefore, this table does not specify by security the amounts to be registered or the maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April [12], 2012

POWER REIT

$100,000,000

Common Shares, Preferred Shares, Rights and Warrants

We may from time to time offer one or more of our common shares, preferred shares, rights and warrants, either separately or in combination with one or more of the other securities, in the form of units or otherwise. We may offer one or more of these securities at a time, in one or more series or classes, and in amounts, at prices and on terms that will be determined prior to the offering of the securities. This prospectus also relates to such securities if and when they may be sold from time to time by holders of such securities. We will describe the particulars of each securities offering, and of the securities offered, in a supplement to this prospectus that we will distribute in connection with the offering.

Our common shares are listed on the NYSE Amex equities exchange under the trading symbol “PW”. The volume-weighted closing price of our common shares during the twelve months to March 5, 2012 was $11.34. The aggregate market value of our outstanding voting and nonvoting common equity held by non-affiliates, calculated using the price at which our common shares were last sold on March 5, 2012, was $14,701,000. During the 12 calendar months prior to and including the date of this prospectus, the aggregate market value of all the securities we have offered under the registration statement to which this prospectus relates was zero. Any preferred shares, rights, warrants or units that we may offer may or may not be listed, as shall be disclosed in the supplement to this prospectus relating to the offering of such securities. There may be no market for securities that we do not list.

Before you make your investment decision, we urge you to carefully read this prospectus, the accompanying prospectus supplement and any documents we incorporate by reference in this prospectus or in the prospectus supplement, all of which may contain information material to your decision.

BECAUSE WE ARE A REAL ESTATE INVESTMENT TRUST, THERE ARE RESTRICTIONS ON THE TOTAL AMOUNT OF OUR CAPITAL STOCK THAT YOU MAY OWN AND ON TRANSFERS OF OUR CAPITAL STOCK THAT MAY IMPLICATE THESE RESTRICTIONS. SEE “DESCRIPTION OF SECURITIES”.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” STARTING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2012

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	9
COMPANY OVERVIEW	22
GENERAL INFORMATION AS TO REGISTRANT	26
MANAGEMENT	27
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES	32
INVESTMENT POLICIES	34
DIVIDEND AND DISTRIBUTION POLICY	36
DESCRIPTION OF REAL ESTATE AND OPERATING DATA	36
SELECTED CONSOLIDATED FINANCIAL DATA	37
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS	38
LEGAL PROCEEDINGS	39
MARKET PRICE RANGE AND DIVIDENDS ON OUR COMMON SHARES AND RELATED MATTERS	40
PRINCIPAL SHAREHOLDERS OF POWER REIT	41
SELLING SECURITY HOLDERS	41
USE OF PROCEEDS	41
DESCRIPTION OF SECURITIES	42
PLAN OF DISTRIBUTION	44
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	45
EXPERTS	53
LEGAL MATTERS	53
MATERIAL CHANGES	53
DOCUMENTS INCORPORATED BY REFERENCE	53
WHERE YOU CAN FIND MORE INFORMATION	54
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES	54

i

ABOUT THIS PROSPECTUS

Unless stated otherwise or unless the context requires otherwise, “Power REIT,” “Company,” “we,” “our” and “us” refer to Power REIT, a Maryland real estate investment trust, and its consolidated subsidiaries, including our operating partnership, if any. See “General Information as to Registrant – Corporate Structure and UPREIT Reorganization”.

This prospectus is part of a registration statement on Form S-3 (the “registration statement”) filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be offered and sold from time to time in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. The prospectus supplement and information incorporated by reference in the prospectus supplement may also add, update or change information contained in this prospectus or incorporated by reference in this prospectus and, accordingly, to the extent inconsistent, information in the prospectus supplement or incorporated by reference in the prospectus supplement will supersede information in this prospectus or incorporated by reference in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus and the prospectus supplement before making an investment decision. See “Documents Incorporated by Reference” and “Where You Can Find More Information”.

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any underwriter, salesperson or other person to provide you with additional or different information. You must not rely on any unauthorized information or representations.

This prospectus, the accompanying prospectus supplement and the information they incorporate by reference constitute an offer to sell only the securities offered in such prospectus supplement, and only under circumstances and in jurisdictions where it is lawful to so offer and sell. You should assume that the information appearing in this prospectus or the accompanying prospectus supplement, or incorporated by reference in either of them, is accurate only as of its respective date, regardless of the time of delivery of this prospectus or the prospectus supplement or of any offer or sale of any security. Our business, financial condition, results of operations and prospects may have changed since the relevant date or dates.

You should not consider any information in this prospectus or the accompanying prospectus supplement, or incorporated by reference in either of them, to be investment, legal or tax advice. We encourage you to consult your own legal counsel, accountant and other advisors for investment, legal, tax and related advice regarding an investment in our securities.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in them, we make “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words, as well as statements relating to our acquisition, development and expansion plans, objectives and expectations, our liquidity projections and similar topics. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve them or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. Forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on any forward-looking statements. You should read this prospectus, the accompanying prospectus supplement and the information incorporated into them by reference thoroughly with the understanding that actual future results may be materially different from what we expect. In particular, you should read the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results.

The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:

•	general economic conditions in markets in which we conduct business;

•	business conditions in the energy and transportation industries;

•	the regulatory environment;

•	fluctuations in interest rates;

•	the performance of existing investments or new investments that we may make;

•	our ability to source acquisitions at valuations favorable to us;

•	our ability to maintain our REIT status; and

•	other material items.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and assumptions relevant to our business in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those incorporated by reference in this prospectus and the accompanying prospectus supplement.

The risks and uncertainties referred to above are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected or historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

iii

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Power REIT and its securities and may not contain all the information important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus, the accompanying prospectus supplement and the information we incorporate by reference. You should read this entire prospectus, the accompanying prospectus supplement and the information we incorporate by reference carefully before making a decision about whether to invest in our securities.

Overview

Power REIT is a publicly traded real estate investment trust, or REIT, that is in the business of owning, acquiring and developing energy and transportation infrastructure assets within the United States, including its territories (“U.S.”). Our wholly owned, qualified REIT subsidiary, Pittsburgh & West Virginia Railroad, owns approximately 112 miles of railroad track that is leased pursuant to a triple-net lease to Norfolk Southern Corporation. Our primary business objectives are to create long-term shareholder value and growth of funds from operations per share, or FFO, and dividends per share.

Power REIT is incorporated in the State of Maryland as a real estate investment trust. Power REIT was formed in August 2011 to effect a triangular merger of the Pittsburgh & West Virginia Railroad (“Reorganization”). Pittsburgh & West Virginia Railroad was a publicly traded REIT prior to the Reorganization and was listed on the American Stock Exchange in 1967. Concurrent with the Reorganization, which was completed on December 2, 2011, Power REIT became listed on the NYSE Amex under the ticker symbol “PW” and Pittsburgh & West Virginia Railroad survived the Reorganization as a wholly-owned, special purpose subsidiary of Power REIT with a sole purpose of owning and managing its railroad property. Power REIT is an internally managed REIT.

Our investment strategy is to acquire infrastructure assets that qualify for REIT ownership, with an initial focus on the transportation and energy industries. We believe infrastructure assets often have a significant amount of embedded real estate in the form of rights of way, land, leasehold interests and passive physical infrastructure that qualify for REIT ownership.

We expect to access potential acquisitions through a broad network of relationships, including developers, brokers, investment banks and private equity firms. Our relationships often choose to work with us due to our strengths as a real estate investment trust and our ability to provide a broader array of transaction structures to address the varying need of sellers and infrastructure asset developers. We believe this allows us to selectively access and acquire infrastructure assets that are accretive to our business plans.

Our capitalization strategy is to create and maintain what we believe is a stable debt and equity capital structure relative to the assets that we are targeting to acquire. We intend to employ prudent amounts of leverage as a means of providing additional funds to acquire infrastructure assets, to refinance existing debt or for general corporate purposes. As of March 31, 2012, Power REIT had zero debt on a consolidated basis. We intend to target the ratio of debt to enterprise value to no more than 50%, although our organizational documents contain no limitations regarding the maximum level of debt that we may incur and we may exceed this amount from time to time. Our debt may consist of recourse and non-recourse debt, guarantees or other types of debt financing arrangements.

Our principal executive offices are located at 55 Edison Avenue, West Babylon, NY 11704 and our offices can be reached by telephone at (212) 750-0373. Our website address is http://www.pwreit.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

Our Business and Growth Strategies

Our primary business objectives are to create long-term shareholder value and growth of FFO per share and dividends per share. We intend to achieve these objectives primarily through the acquisition of infrastructure investments. Investments may include interests in land and other real property associated with infrastructure projects. The company believes that the assets it will acquire represent a critical component of their respective infrastructure projects and therefore should provide reliable cash flow in the form of lease payments. We intend to invest in stabilized infrastructure assets and selectively invest in development opportunities that can offer higher rates of return and/or upside potential through early-stage investment entry and/or additional investment and development opportunities beyond the initial development.

1

•	Focus on Infrastructure Assets with Predictable Cash flows and Attractive Risk-Adjusted Returns. Infrastructure assets often have significant replacement or relocation costs. In many cases, the projects are highly dependent on a specific location and cannot be relocated either due to contractual issues or are impractical to relocate due to cost advantages, such as rights of way or proximity to other supporting or complementary infrastructure. In some cases the location might have unique site-specific natural and other resources making it particularly valuable for such project. Further, user demand for infrastructure is often inelastic and may be positively influenced by government-mandated regulations. Infrastructure revenues are often supported by long-term agreements with customers that have strong underlying credit characteristics, which should contribute to stable, long-term cash flows. We believe these aforementioned attributes are some of the reasons that infrastructure assets are able to generate long-term, predictable cash flows that can be uncorrelated to the broader economy.

•	Unlock Embedded Real Estate Value within Infrastructure Assets. We intend to focus on infrastructure projects that have a significant amount of embedded real estate in the form of rights of way, land, leasehold interests and passive physical infrastructure that are considered “real assets” and that qualify for REIT ownership. We believe a significant portion of the energy and transportation industries are ripe for REIT ownership structures, including renewable energy, energy transmission and transportation assets.

o	Existing Railroad Asset. We currently own, through our wholly owned subsidiary, Pittsburgh & West Virginia Railroad, 112 of miles of railroad and associated branch lines, including track, land and rights of way, that is currently leased to Norfolk Southern Corporation on a triple-net basis. We believe that this property cannot be replaced on a cost-competitive basis today, due to the difficulty of assembling the real estate and rights of way. Our lessee, Norfolk Southern Corporation (“NSC”), is a Class I railroad and is one of the largest railroad companies in the U.S. As reported on its Form 10-K filed with the SEC, Norfolk Southern Corporation has approximately $9.9 billion of shareholders’ equity as of December 31, 2011 and earned $1.9 billion of net income during fiscal year 2011. We believe this railroad asset will continue to generate consistent cash flow over time.

o	Renewable Energy Assets. We intend to initially concentrate our growth efforts within the renewable energy sector. To date we have primarily focused on MW scale wind and ground mounted solar, but have also explored and will continue to explore other renewable energy asset classes. These assets typically have long-term power purchase agreements with investment grade, regulated utilities. Our goal is to acquire the real property assets of these projects, such as land, leasehold interests, rights of way and associated transmission and other infrastructure and development work, and lease such assets back to the respective project companies on a long-term basis. Our returns will generally be through lease payments that will be structured as an operating expense of the respective project. In addition to an existing focus on wind and solar projects, we will continue to explore investment in other renewable energy assets classes such as hydroelectric, geothermal, biofuels and biomass.

o	Energy, Transportation and Other Infrastructure Assets. In addition to renewable energy assets, we intend to opportunistically acquire non-renewable energy and transportation infrastructure related real assets, that may include, but are not limited to, transmission assets, pipelines, railroads, ports, highways and bridges. On an opportunistic basis, we may acquire other infrastructure assets that are not related to energy or transportation, but that are REIT eligible and that can create value for our shareholders.

•	Create Value Through Flexible Transaction Structuring. We will generally seek to structure our investments in the form of lease transactions that have a base rent, and in some cases, will include escalation and/or revenue participation clauses tied to underlying gross revenue. Although participation in gross revenue may result in variability to our lease cash flows, we believe such participation, when used appropriately, can generate upside returns. We will also seek, where appropriate, to structure triple net leases or other leases, where the bulk of the operating expenses are borne by our lessees. In certain cases, we may seek to structure loans or equity participations. We will generally seek to mitigate our downside and create situations where we have a high confidence of the stability of the projected long-term cash flows.

•	Create Value Through Long-term, Strategic Ownership. Where possible, we will seek to acquire land and rights of ways on a fee-simple basis. We believe the acquisition and control of site specific rights of way and renewable energy resources, such as air rights or solar resources, can create long-term value through additional development, revenue opportunities and/or long-term valuation upside, which may be incrementally accretive to our initial investment thesis and provides us with a measure of inflation protection.

2

Market Opportunity

•	Infrastructure provides essential services, and the stable supply and demand dynamics of the market are expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration’s (EIA) “Annual Energy Outlook April 2011”. This growth in energy demand is expected to create significant opportunities to invest in generation, transmission and distribution.

•	Large segment of infrastructure assets are REIT-eligible. We believe infrastructure assets often have a significant amount of embedded real property value and that these real property assets can be acquired by REITs. Our wholly owned subsidiary, Pittsburgh & West Virginia Railroad, received a revenue ruling in the 1960s qualifying passive railroad property, including bridges, tunnels and railroad track as “real assets”. Since the railroad revenue ruling in the 1960s, numerous other private letter rulings have been issued by the IRS, defining that certain assets, including cell towers, data centers, electric and gas transmission and distribution assets, are real assets for tax purposes that can be held by REITs. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. Although these private letter rulings may only be relied upon by the taxpayer to whom they were issued, we believe these rulings provide insight into the current thinking of the IRs with respect to infrastructure assets.

•	Investment is needed in U.S. energy infrastructure. Due to continued growth in electricity demand, aging infrastructure and requirements to transmit renewable energy power from generating centers to population centers, we believe that substantial amounts of capital will be invested in energy infrastructure. According to the Edison Electric Institute, annual investment in transmission infrastructure will reach $14 billion annually by 2014. In addition, significant investments are projected in natural gas transmission and distribution infrastructure as a result of the increased shale gas production in the U.S. and Canada. Transportation infrastructure will also face similar investment dynamics, and substantial investments in ports, highways and bridges. These investments will be required to replace and upgrade existing infrastructure and to develop greenfield infrastructure to support increased urbanization and changes in demographics. Many of these infrastructure investments will be funded by private enterprise or by public-private partnerships (PPP) due to cuts in state and federal funding.

•	Substantial Investment Opportunities in Renewable Energy. According to a report published by Bloomberg New Energy Finance, approximately $56 billion of renewable energy investments were made in the US in 2011. EIA projected in its 2011 report that renewable energy, including hydroelectric power, would grow by 72% raising its total percentage of generation capacity to 14%. We expect that future growth in generation from renewable energy will be driven primarily by State renewable portfolio standard (RPS) requirements, Federal tax credits and the price declines and performance improvements in solar and wind technologies that are making renewable energy cost competitive with traditional sources of energy in certain parts of the U.S.

o	Attractive Market Dynamics. The renewable energy market is characterized by both a large number of investment opportunities and a high velocity of transactions, as developers of generating facilities are often temporary owners of projects and institutional investors do not have many standardized investment offerings to gain exposure to renewable energy. Due to the large volume of transactions as well as the ongoing state of flux of federal and local incentives for renewable energy projects, we believe there will be a significant opportunity to selectively invest in high quality transactions and generate attractive risk adjusted returns for our shareholders.

o	Attractive Industry Structure: Low Water Usage and Low Correlation to Global Commodity Pricing. Although the environment for building renewable energy projects can be volatile, renewable energy projects that are constructed enjoy significant advantages over traditional energy. Significantly, the operating costs of renewable energy facilities are not impacted by market fluctuations in the cost for fossil fuels. Further, these energy facilities typically have low water usage when compared to coal, natural gas and nuclear power. The combination of lower water and commodity usage results in a low correlation to global demand growth for water and energy commodities.

3

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive strengths:

•	Attractive Partner for Transportation and Energy Companies. We believe our ability to provide creative and, long-term lease financing solutions makes us a desirable partner for owners and operators of infrastructure assets. As a REIT, we will structure long-term leases that are intended to supplement and be complimentary to other financing provided by capital providers, such as commercial lenders, leasing companies and tax oriented investors.

•	Efficient Access to Capital. As a public real estate investment trust (REIT), Power REIT benefits from access to a broader universe of investors, including foreign investors and tax-exempt pools of capital that typically avoid direct infrastructure investments or those investments, such as master limited partnerships, that generate unrelated business taxable income (UBTI) income. As a result of both Power’ REIT’s public listing and its structure as a REIT, we believe that we will be able to access lower cost of capital than many of our competitors, allowing us to competitively price transactions relative to other capital providers.

•	Flexible Transaction and UPREIT Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. Furthermore, we have the ability to utilize umbrella partnership REIT (UPREIT) contribution transactions to structure transactions that allow sellers who contribute assets to our UPREIT the potential to participate in public markets valuations and to sell assets on a tax-advantaged or deferred basis. As a result, we believe we will be able to address the concerns and objectives of a broader range of assets sellers.

•	Established REIT Operating Platform. Power REIT is an internally managed, public real estate investment trust that is listed on the NYSE American Stock Exchange (“NYSE Amex”). Unlike our private competitors that are seeking to implement a REIT infrastructure business model, Power REIT has the advantage of already being public and the ability to access capital and structure UPREIT transactions.

•	Experienced Executive Management Team with a Proven Track Record. Collectively, our executive management team has 40 years of experience in investment banking, energy, capital markets and creating shareholder value in public real estate investments. Power REIT is led by David H. Lesser who serves as our Chairman and Chief Executive Officer. Mr. Lesser has significant experience with real estate and real estate securities having served as a Director of Investment Banking at Merrill Lynch & Co in the real estate finance group and as a Senior Vice President of Crescent Real Estate Equities (NYSE: CEI). In 1995, Mr. Lesser formed Hudson Bay Partners, LP (“HBP”), an investment firm focused on real estate, real estate-related, and alternative energy opportunities. In 1997, Mr. Lesser, as president of HBP, led an investor group that conducted a reverse merger transaction with American Real Estate Investment Corporation (AMEX: REA) leading ultimately to the formation of Keystone Property Trust (NYSE: KTR) (“Keystone”). The transaction involved an investment of $30 million of cash, the merger of a property management company and the acquisition of a family owned portfolio of industrial properties for ownership in the REIT. In addition to the initial structuring and the equity investment by HBP, Mr. Lesser served on Keystone’s board of trustees until June 2000. Keystone was acquired by Prologis (NYSE: PLD) in 2004 for a total enterprise value of $1.4 billion and delivering a compound annual shareholder return of 16.5% from the initial transaction. Power REIT’s business plan is similar to Keystone’s original business plan: create shareholder value through acquisitions that grow funds from operations and dividends per share.

•	Management Team’s Interests are Aligned with Shareholders. As an internally managed REIT, we believe that Power REIT has fewer conflicts of interests and better alignment compared to externally managed REITs and MLPs. In addition, collectively, our management team and trustees own approximately 10% of our common shares as of March 31, 2012 and are motivated to create shareholder value as shareholders of the company.

Our Investment Property

Power REIT’s current investment consists of its wholly owned subsidiary, Pittsburgh & West Virginia Railroad, a Pennsylvania business trust, which has leased the entirety of its railroad property to Norfolk Southern Corporation. The railroad property consists of 112 miles of main line railroad extending from Pittsburgh Junction, Ohio, through parts of West Virginia, to Connellsville, Pennsylvania and approximately 20 miles of branch rail lines and real estate used in the operation of the railroad. There is no mortgage, encumbrance or other restrictions on the railroad real estate, other than those restrictions imposed by the lease with Norfolk Southern Corporation. The lease with Norfolk Southern Corporation is a 99-year lease that provides us with $915,000 of base cash rent annually with no escalation and is renewable along the same terms for unlimited 99-year renewal terms.

4

Our railroad asset has many of the characteristics of the types of assets that we are seeking to acquire: it is a hard to replace asset, we own the property in fee-simple and we have a strong lessee who has a high quality credit rating and who is leasing the railroad asset from us under terms that make it unlikely that they will seek to cancel the lease and/or stop paying rent.

Corporate Structure and UPREIT Reorganization

We are currently organized as a REIT holding company, with a single wholly owned subsidiary. Power REIT intends to acquire and finance additional investments assets through the formation of additional special purpose subsidiaries. We believe the creation of individual, special purpose asset subsidiaries will provide us with greater flexibility in financing our assets and may help us segregate risks within our investment portfolio.

Provided we succeed in moving forward with our financing and acquisition strategies, Power REIT intends to form an UPREIT (“Operating Partnership” or “Power UPREIT”), which is a common form of organization for many equity REITs in the U.S. At such time, we expect to contribute the shares of Pittsburgh & West Virginia Railroad and any other special purpose asset ownership, to our Operating Partnership in exchange for Operating Units (“OP Units”) in the Operating Partnership (the “UPREIT Reorganization”). Power REIT intends to manage the Operating Partnership. Following our UPREIT transaction, substantially all of our operations will be carried out through our Operating Partnership and its special purpose subsidiaries. The following diagram describes our existing ownership structure and our ownership structure upon completion of the UPREIT Reorganization.

Financing and Acquisition Strategies

The primary objective of our financing strategy is to create a stable capital structure that allows us to address the varying needs of infrastructure sellers, developers and landowners.

We intend to employ prudent amounts of leverage as a means of providing additional funds to acquire properties and for general corporate purposes. At March 31, 2012, the outstanding principal amount of our consolidated debt was equal to 0% of our total enterprise value. We intend to target this ratio to no more than 50%, although our organizational documents contain no limitations regarding the maximum level of debt that we may incur and we may exceed this amount from time to time.

Further, we intend to access various sources of equity capital, including the public markets, contributors of assets in exchange for OP Units in our to-be-formed Operating Partnership, and private institutional investors, including but not limited to, private equity firms, pension funds and insurance companies. In certain cases, we may form joint ventures to share the risk of ownership or development, or to provide us with a source of future transaction or development opportunities.

5

We believe that we have a unique acquisition strategy within the infrastructure industry that will allow us to invest in infrastructure assets in an increasingly competitive market. Through the utilization of an umbrella partnership REIT (“UPREIT”), we believe we will have significant flexibility in structuring acquisition transactions that will meet certain tax objectives of infrastructure sellers. The UPREIT structure also enhances our ability to structure transactions that require economic and operating partnerships and/or joint ventures. The UPREIT structure has been utilized extensively in the real estate investment trust industry to acquire and finance $100s of billions of real estate transactions; we believe Power REIT is the first public REIT to implement this structure for the financing and acquisition of infrastructure assets.

Management Team

Power REIT currently has no employees and is currently managed by its two officers, David H. Lesser, who is the Chairman of the Board of Trustees and our Chief Executive Officer and Arun Mittal, our Secretary and Treasurer, who also serves as our Vice President of Business Development. Our CEO currently receives no salary or other compensation and our Secretary and Treasurer currently provides Power REIT with accounting, administrative and business development services pursuant to a consulting agreement that pays a company affiliated to him a base monthly consulting fee of $7,500 per month. Other than this base consulting fee, our Secretary and Treasurer does not receive other salary or other compensation from Power REIT. Power REIT is an internally managed REIT and over time, it intends to institute appropriate compensation policies for Messrs. Lesser and Mittal and hire additional employees and/or consultants and pay salaries, bonuses and/or long-term incentive compensation to its management team and employees. See “Management.”

Restrictions on Ownership and Transfer

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes, our amended and restated Declaration of Trust (“Declaration of Trust”) provides that no person or entity, may own, directly or indirectly, more than 9.9% in economic value of the aggregate of the outstanding common shares of Power REIT. However, our Declaration of Trust authorizes our Board of Trustees to exempt from time to time, the ownership limits applicable to certain individuals or entities.

Our Declaration of Trust also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code at any time during the taxable year, (2) transferring shares of our capital stock if such transfer would result in our stock being beneficially or constructively owned by fewer than 100 persons, and (3) beneficially or constructively owning shares of our capital stock if such ownership would cause us otherwise to fail to qualify as a REIT.

This provision or other provisions in our governing documents or provisions that we may adopt in the future, may limit the ability of our shareholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. See “Risk Factors” and “Description of Securities.”

Distribution Policy

We intend to make regular quarterly distributions to holders of our common shares. The dividend rate was $0.10 per share per quarter during the past 12-month period. Distributions declared by us will be authorized by our Board of Trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. We cannot assure that our intended distributions will be made or sustained or that our Board of Trustees will not change our distribution policy in the future. Under some circumstances, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend. However, we have no current intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock. We do not intend to reduce the expected distribution per share if we issue the securities contemplated in this prospectus.

Summary Risk Factors

An investment in our securities involves significant risks. You should consider carefully the risks discussed under “Risk Factors” beginning on page 9 of this prospectus before purchasing our securities.

6

Tax Status

As a real estate investment trust, Power REIT is not subject to state or federal income taxes. However, in order to maintain our REIT status, we are required to make distributions, other than capital gain distributions, to our shareholders each year in the amount of at least 90% of our “REIT taxable income”. Dividends that are paid from earnings and profits will be treated as ordinary income and generally will not qualify as qualified dividend income. In addition to the aforementioned distribution requirement, we must meet numerous other asset and income tests and other requirements of the Code; failure to meet any of these requirements or tests may result in us losing our REIT status.

See “Material United States Federal Income Tax Considerations.”

Exchange Listing

Power REIT’s common shares are listed for trading on the NYSE Amex equities exchange under the symbol "PW." The volume-weighted closing price of Power REIT’s common shares during the twelve months to March 5, 2012 was $11.34. Any preferred shares, rights, warrants or units that Power REIT may offer may or may not be listed, as shall be disclosed in the supplements to this prospectus relating to the offering of such securities.

The Offering

Securities to be Offered

We may from time to time offer and sell one or more of our common shares, preferred shares, rights and warrants, either separately or in various combinations in the form of units or otherwise, in one or more series or classes, and in amounts, at prices and on terms that will be determined prior to the offering of the securities. In addition, certain of our security holders may offer and sell such securities on a secondary basis. We will describe the particulars of each securities offering, and of the securities offered, including among other things the expected trading market, if any, for the securities, in a supplement to this prospectus that we will distribute in connection with the offering.

The amount of securities we may issue pursuant to the registration statement is limited to $100,000,000 of securities. Our Board of Trustees may, without any action by our shareholders, increase or decrease the aggregate number of securities of any class or series that we are authorized to issue pursuant to this registration statement or any future registration statements.

We, or certain of our security holders, may offer securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers.  The prospectus supplement relating to the offering will identify any agents, underwriters or dealers involved in the offering, and will set forth any applicable purchase price, fee, commission or discount arrangement with such agents, underwriters or dealers and among such agents, underwriters or dealers or the basis upon which such amounts may be calculated.  See “Plan of Distribution.”  Securities so offered by us or by selling security holders may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement describing the methods and terms of the offering.

Use of Proceeds

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from our sale of securities primarily to acquire real property infrastructure assets, funding of our subsidiaries and to acquire OP Units in our to-be-formed Operating Partnership, if any.  We also may use sale proceeds to retire all or a portion of any debt we incur, to redeem any outstanding preferred stock, or for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. We will not receive proceeds from any sales of securities by selling security holders. See “Use of Proceeds.”

Dividends	We have historically paid, and intend to continue to pay, subject to adjustment at the discretion of our Board of Trustees, quarterly distributions to our shareholders.

7

Available Information

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, its exhibits and the exhibits incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated by reference therein. Each of these statements is qualified in its entirety by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings, as well as the registration statement referred to above and the exhibits to each of the foregoing documents, are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document or exhibit we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0030 for additional information concerning the operation of the Public Reference Room.

We will provide to each person to whom this prospectus or a related prospectus supplement is delivered, at no cost to the requester, a copy of any or all of the documents we have incorporated by reference but not delivered with the prospectus or prospectus supplement, or a copy of any of the exhibits to or incorporated by reference in the registration statement to which this prospectus relates. To receive any such copies, please write us at Power REIT, 55 Edison Avenue, West Babylon, NY 11704 or call us at (212) 750-0373. The documents may also be accessed through our website at http://www.pwreit.com. Other than the information specifically incorporated by reference, the information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

8

RISK FACTORS

An investment in Power REIT’s securities involves significant risks. Anyone who is making an investment decision regarding Power REIT’s securities should carefully consider the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus and the accompanying prospectus supplement, before making that decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations. If any of the matters included in the following risks were to occur, Power REIT’s business, financial condition, results of operations or prospects could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to our Operations

Our business strategy includes growth plans. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth or investments effectively.

Power REIT has limited operational history as a REIT holding company and intends to pursue a growth strategy focused on infrastructure investments that qualify as real assets. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. General and administrative expenses, including expenses related to tax, legal and audit have been increasing and expected to continue to increase due to the more complex organization of Power REIT and expenses related to growth. We cannot assure you that we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy or pay a dividend.

We operate in a highly competitive market for investment opportunities and we may be unable to identify and complete acquisitions of real property assets.

We compete with public and private funds, commercial and investment banks, commercial financing companies and public and private REITs to make the types of investments that we plan to make in the U.S. infrastructure sector. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, some competitors may have a lower cost of funds and access to funding sources that are not currently available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to pay higher consideration, consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the restrictions that our REIT status imposes on us. These competitive conditions may adversely affect our ability to make investments in the infrastructure sector and could adversely affect our distributions to stockholders. Our ability to close transactions will be subject to our ability to access financing within stipulated contractual timeframes, and there is no assurance that we will have access to such financing on terms that are favorable to us, if at all.

Because we expect to distribute substantially all of our taxable income from investments to our stockholders or lenders, we will continue to need additional capital to make new investments. If additional funds are unavailable or not available on favorable terms, our ability to make new investments will be impaired.

Our business will require a substantial amount of new capital to achieve our growth plans since we plan to distribute substantially all of our taxable income from our investments to shareholders in the form of dividends. We may acquire additional capital from the issuance of securities senior to our common shares, including additional borrowings or other indebtedness, preferred shares or the issuance of additional securities through our to-be-formed Operating Partners. We may also acquire additional capital through the issuance of additional common shares. However, we may not be able to raise additional capital in the future on favorable terms or at all. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.

9

We may issue debt securities, other instruments of indebtedness or preferred stock, and we borrow money from banks or other financial institutions, which we refer to collectively as “senior securities.” As a result of issuing senior securities, we will also be exposed to typical risks associated with leverage, including increased risk of loss. If we issue preferred securities which will rank “senior” to our common stock in our capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges more favorable than those of our common stock, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for security holders or otherwise be in our best interest.

Inability to access additional financing on terms that are favorable to us may materially impact our business and ability to grow and may impact the market’s perception of Power REIT and its share price.

We expect to seek additional funds by issuing additional securities. Issuance of additional securities will result in dilution.

To the extent our ability to issue debt or other senior securities is constrained, we will depend on issuances of additional common stock to finance new investments. If we raise additional funds by issuing more of our common stock or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders at that time would decrease, and you may experience dilution.

Our investment portfolio is currently concentrated in a single asset and in the future we may continue to have concentrated exposure to a small number of investments, industries or lessees. Furthermore, we will continue to be subject to our current and future lessee’s financial condition.

Power REIT currently has a single investment in its wholly owned subsidiary, Pittsburgh & West Virginia Railroad, which has been leased to Norfolk Southern Corporation, our Railroad Lessee, under a long-term, triple-net lease. An economic slowdown may have a negative impact on the operations of the Railroad Lessee due to possible downturns in its business. This negative impact could result in the Railroad Lessee’s inability to make rental payments when due. The Railroad Lessee may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such Lessee’s lease and cause a reduction in Pittsburgh & West Virginia Railroad’s cash flow and adversely affect our financial condition.

As we grow, our portfolio may be concentrated in a limited number of investments. An inherent risk associated with this investment concentration is that we may be adversely affected if one or more of our investments perform poorly or if the fair value of any one investment decreases. Financial difficulty or poor business performance on the part of any single lessee or the default on any single lease will expose us to a greater risk of loss than would be the case if we were “diversified”. Further, we intend to concentrate our investment activities in the infrastructure sector, including energy and transportation, which will subject us to more risks than if we were broadly diversified across sectors. At times, the performance of the infrastructure sector may lag the performance of other sectors or the broader market as a whole.

We are currently involved in litigation with our lessee and its sub-lessee which could have a material impact on our business.

We are involved in litigation with our lessee and its sub-lessee with respect to certain contractual provisions of our lease agreement. By initiating the litigation, Norfolk Southern Corporation is seeking to preserve the lease and past practices related thereto. Norfolk Southern Corporation has continued to make timely quarterly payments of the base cash rent ($915,000 per annum). We believe our primary exposure in the litigation is to Pittsburgh & West Virginia Railroad’s ongoing legal expense, which it believes is reimbursable by Norfolk Southern Corporation pursuant to the lease. There can be no assurance that Pittsburgh & West Virginia Railroad will prevail with its defenses or counterclaims or that Power REIT will prevail with its motion to dismiss. There can be no assurance that Pittsburgh & West Virginia Railroad will prevail with any claims for reimbursement of its expenses. There can be no assurance that Norfolk Southern Corporation will continue to make lease payments to us. Any of these events could have a material impact on our business. See “Legal Proceedings.”

10

Legislative, regulatory, accounting or tax changes or actions, could adversely affect us, the infrastructure industry or the REIT industry. Costs of complying with governmental laws and regulations or responding to proceedings alleging violations of such laws or regulations, including those relating to environmental matters, may adversely affect our income and the cash available for distribution.

If the laws, regulations or other administrative decisions that impact us change, we may have to incur significant expenses in order to comply, or we may have to restrict our operations. Actions by regulatory agencies or significant litigation against us or by us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders. Proposed changes to the accounting treatment of leases by both lessors and lessees under U.S. GAAP may adversely impact our financial statements and our growth plans. Changes to IRS interpretations of “real assets” or the changes to the REIT code could impact our business plans, operations, financial condition or share price.

We have invested, and expect to continue to invest, in real property assets, which are subject to laws and regulations relating to the protection of the environment and human health and safety. These laws and regulations generally govern wastewater discharges, noise levels, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenant companies’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including where deemed necessary, obtaining environmental assessments of properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or whether a prior owner of a property created a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution.

Changes in interest rates may negatively affect the value of our assets and the trading price of our stock.

Our investments in certain assets will generally decline in value if long-term interest rates increase. If interest rates were to rise from their current historically low levels, it may affect the market perceived or actual value of our assets and/or dividends and consequently our stock price may decline in value.

If our acquisitions do not meet our performance expectations, the cash available to meet company obligations and dividends may be impaired.

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. Also, restrictions and provisions in any credit facilities we enter into or debt securities we issue may limit our ability to make distributions. We cannot assure you that you will receive distributions at a particular level or at all.

11

Our quarterly results may fluctuate.

We could experience fluctuations in our quarterly operating results due to a number of factors, including the return on our current or future investments, including any future investments with gross revenue participation rent provisions, the interest rates payable on our debt investments, the default rates on such investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We may fail to remain qualified as a REIT, which would reduce the cash available for distribution to our shareholders and may have other adverse consequences.

Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the U.S. Internal Revenue Code for which there are only limited judicial or administrative interpretations, including interpretation of lease agreements with our lessees, which may contain complex tax indemnification and non-cash payment provisions. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we were to fail to maintain our qualification as a REIT, we would not be able to deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and thus our cash available for distribution to our shareholders would be reduced in each of those years, unless we were entitled to relief under relevant statutory provisions. Failure to qualify as a REIT could result in additional expenses or additional adverse consequences, which may include the forced liquidation of some or all of our investments.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to revoke or lose our REIT status, which could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy or pay a dividend.

We may not be able to sell our real property asset investments when we desire. In particular, in order to maintain our status as a REIT, we may be forced to borrow funds or sell assets during unfavorable market conditions.

Investments in real property assets are relatively illiquid compared to other investments. Accordingly, we may not be able to sell real property asset investments when we desire or at prices acceptable to us in response to changes in economic or other conditions. This could substantially reduce the funds available for satisfying our obligations, including any debt or preferred share obligations, and for distribution to our common shareholders.

As a REIT, we must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders. To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws. In addition to applicable federal taxation, we may be subject to additional state taxation.

From time to time, we may have taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). If we did not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year. These alternatives could increase our operating costs and diminish our available cash flow, sustainable future cash flow or future ability to grow.

12

If an investment that was initially believed to be a real property asset is later deemed not to have been a real property asset at the time of investment, we could lose our status as a REIT or be precluded from investing according to our current business plan.

Power REIT must meet income and asset tests to qualify as a REIT. If an investment that was originally believed to be a real asset is later deemed not to have been a real asset at the time of investment, our status as a REIT may be jeopardized or we may be precluded from investing according to our current business plan, either of which would have a material adverse effect on our business, financial condition and results of operations. Further, we may not seek a private letter ruling from the IRS with respect to some or all of our infrastructure investments, the lack of such private letter rulings may increase the risk that an investment believed to be a real asset, could later be deemed not to be a real asset. In the event that an investment is deemed to not be a real asset, we may be required to dispose of such investment, which could have a material adverse effect on us and our shareholders, because even if we were successful in finding a buyer, we may have difficulty in finding a buyer to purchase such investment on favorable terms or in a sufficient timeframe.

If we were deemed to be an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our securities.

A company such as ours would be considered an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), if, among other things, it owned investment securities (including minority ownership interests in subsidiaries or other entities) that have an aggregate value exceeding 40% of the value of its total assets on an unconsolidated basis, or it failed to qualify under the exemption from investment company status available to companies primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

We do not believe that we are, or are likely to become, an investment company under the 1940 Act. Nevertheless, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our operations and the price of our common stock.

Net leases may not result in fair market lease rates over time.

We expect a portion of our future income to come from net leases, whereby the lessee is responsible for all the costs, insurance and taxes of a property, including maintenance. Net leases typically have longer lease terms and, thus, there is an increased risk that if market rental rates increase in future years, the rates under our net leases will be less than fair market rental rates during those years. As a result, our income and distributions could be lower than they would otherwise be if we did not engage in net leases. When appropriate, we will seek to include a clause in each lease that provides increases in rent over the term of the lease, but there can be no assurance we will be successful in obtaining such a clause. Some of our investments may include a percentage of gross revenue lease payment, which may result in positive or negative outcomes depending on the performance of the acquired asset.

If a sale-leaseback transaction is re-characterized in a lessee’s bankruptcy proceeding, our financial condition could be adversely affected.

In certain cases, we intend to enter into sale-leaseback transactions, whereby we purchase a property and then simultaneously lease the same property back to the seller. In the event of the bankruptcy of a lessee company, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the lessee company. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the lessee company for the amounts owed under the lease, with the claim arguably secured by the property. The lessee company/debtor might have the ability to restructure the terms, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and the lessee company could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee company relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distribution.

13

Some losses related to our real property assets may not be covered by insurance and would adversely impact distributions to stockholders.

Our new leases will generally require the tenant company to carry comprehensive liability and casualty insurance on our properties comparable in amounts and against risks customarily insured against by other companies engaged in similar businesses in the same geographic region as our tenant company. We believe the required coverage will be of the type, and amount, customarily obtained by an owner of similar properties. However, there are some types of losses, such as catastrophic acts of nature, acts of war or riots, for which we or our tenants cannot obtain insurance at an acceptable cost. If there is an uninsured loss or a loss in excess of insurance limits, we could lose both the revenues generated by the affected property and the capital we have invested in the property if our tenant company fails to pay us the casualty value in excess of such insurance limit, if any, or to indemnify us for such loss. This would in turn reduce the amount of income available for distributions. We would, however, remain obligated to repay any secured indebtedness or other obligations related to the property. Since September 11, 2001, the cost of insurance protection against terrorist acts has risen dramatically. The cost of coverage for acts of terrorism is currently mitigated by the Terrorism Risk Insurance Act (“TRIA”). If TRIA is not extended beyond its current expiration date of December 31, 2014, our tenants may incur higher insurance costs and greater difficulty in obtaining insurance that covers terrorist-related damages. There can be no assurance our tenant companies will be able to obtain terrorism insurance coverage, or that any coverage they do obtain will adequately protect our properties against loss from terrorist attack.

We will be dependent upon key personnel for our future success.

We will be dependent on the diligence, expertise and business relationships of our management team to implement our strategy of acquiring real property assets, including in particular David Lesser, our CEO, and Arun Mittal, our Vice President of Business Development. Our management team may have other business interests that are unrelated to Power REIT, or which may conflict with Power REIT, and to which they may dedicate a portion of their time. The departure of one or more members of our team could have a material adverse effect on our ability to implement this strategy and on the value of our common stock. There can be no assurance that we will be successful in implementing our strategy.

Our management team may own interests in our lessees and may have interests that conflict or appear to conflict with those of the Company.

On occasion, our management team may have financial interests in our lessees. Although, our Declaration of Trust permits this type of business relationship and a majority of the disinterested trustees must approve any such transaction, there may be material conflicts of interest between Power REIT on one hand, and our management team on the other hand, and these conflicts may be unfavorable to us.

Provisions of the Maryland General Corporation Law and our Declaration of Trust and By-laws could deter takeover attempts and have an adverse impact on the price of our common stock.

The Maryland General Corporation Law and our Declaration of Trust and By-laws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control in Power REIT. The business combination provisions of Maryland law (if our Board of Trustees decides to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provisions in our Bylaws are rescinded), the limitations on removal of Trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional shares and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest.

14

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter provides that no person or entity, may own, directly or indirectly, more than 9.9% in economic value of the aggregate of the outstanding common shares of Power REIT. In addition, our Board of Trustees may, without stockholder action, authorize the issuance of shares of stock in one or more classes or series, including preferred stock. See “Description of Securities.” Our Board of Trustees may, without stockholder action, amend our charter to increase the number of shares of stock of any class or series that we have authority to issue. The existence of these provisions, among others, may have a negative impact on the price of our common stock and may discourage third party bids for ownership of our Company. These provisions may prevent any premiums being offered to you for our common stock.

Risks Related to Our Infrastructure Investment Strategy

Our focus on the energy and transportation infrastructure sectors will subject us to more risks than if we were broadly diversified to include other asset classes.

Because we specifically focus on infrastructure assets, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy. Therefore, a downturn in the U.S. energy and/or transportation infrastructure sector would have a larger impact on us than on a company that does not concentrate in one sector of the economy. Factors that may impact our investments include, but are not limited to, changes in supply and demand for infrastructure consumption, price of national and global commodities, government regulation, world and regional events and economic conditions.

Infrastructure assets may be subject to extensive regulation.

Energy and transportation infrastructure assets are subject to significant federal, state and local government regulation, including how facilities are constructed, maintained and operated, environmental and safety controls, and the prices they may charge for the products and services they provide. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Stricter laws, regulations or enforcement policies could be enacted in the future that likely would increase compliance costs and may adversely affect the financial performance of our lessees and indirectly on the performance of our investments.

Although, our lessee operators will generally be required to manage the regulatory risks related to operations of our infrastructure assets, failure on the part of our lessees to manage these regulatory risks or inadequate insurance coverage by our lessees, may expose Power REIT to risks or costs that we did not foresee and could materially impact our financial performance.

Infrastructure assets may be subject to the risk of fluctuations in commodity prices and in the supply and demand of infrastructure consumption.

The operations and financial performance of companies in the infrastructure sector may be directly or indirectly affected by commodity prices and/or fluctuations in infrastructure supply and demand. Commodity prices and infrastructure demand fluctuate for several reasons, including changes in market and economic conditions, the impact of weather on demand or supply, levels of domestic production and imported commodities, energy conservation, domestic and foreign governmental regulation and taxation and the availability of local, intrastate and interstate transportation systems. Fluctuations in commodity prices may increase costs for consumers of infrastructure assets and therefore reduce demand for the consumption of infrastructure. Further, extreme price fluctuation upwards or downwards may lead to the development of alternatives to existing infrastructure and may impair the value of our investments.

Volatility of commodity prices or supply and demand of infrastructure assets may make it more difficult for companies in the infrastructure sector to raise capital to the extent the market perceives that their performance may be tied directly or indirectly to commodity prices. Historically, commodity prices have been cyclical and exhibited significant volatility. Should infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

15

Infrastructure investments are subject to obsolescence risks.

Infrastructure assets are subject to obsolescence risks that could occur as a result of changing supply and demand that could be the result of new construction, changing demographics, changing weather patterns and new technologies. In the event that any of these events occur, there may be few alternative uses for our investments, and our investments may drop in value.

Additional Risks Related to Renewable Energy Investments

Renewable energy investments are impacted by variations in weather patterns.

Renewable energy investments may be subject to variations in weather patterns, including shifting wind or solar resources, which will cause earnings volatility for our lessees or borrowers and which may impact their ability to make lease or other contractual payments to us. Lease payments that are structured as a percentage of gross revenue will fluctuate from period to period. Although we believe that these fluctuations will average out over time, to the extent that our projections are incorrect or weather patterns change significantly, our investments and actual realized cash-flows may be adversely impacted.

Renewable energy resources are complex and our investments in them will rely on long-term projections of resource and equipment availability and capital and operating costs; if our or our lessees’ projections are incorrect, we may suffer losses.

Although the projection of renewable energy resource availability has been analyzed for decades across different geographies, technologies and topologies, the ultimate long-term projections of renewable resource availability at a particular site and the availability of generating equipment or the operating costs to harvest such renewable energy are subject to various uncertainties and relay on best-estimate projections. If these projections are materially incorrect, our lessees may suffer financial losses, which may impact our investments. Investments that are based on a percentage of gross revenue may also under perform our investment projections, leading to potential losses, which may impact cash-flow available for distribution to our shareholders and our stock price.

If new development of renewable energy projects slows, we may have a harder time sourcing investments.

Renewable energy projects are dependent on a variety of factors, including state Renewable Portfolio Standards (RPS), equipment costs and federal and state incentives. Changes in some or all of these items could result in reduced construction of renewable projects and may make it harder for us to source investments that are attractive to us, and this may have an adverse impact on our ability to increase our revenue and grow our business. Volatility in the project development and construction may result in uneven growth and may make it hard to predict with certainty our growth trends or patterns, which may make our stock less appealing to investors.

Investments in renewable energy may be dependent on equipment and/or manufacturers that have limited operating histories or financial or other challenges.

Although most wind, solar and other renewable energy projects utilize technology that is well understood by the market, many of technologies are undergoing rapid change and improvement and many have not been tested in operating environments for the expected durations of our investments. Some manufacturers are new or relatively new and may not have the financial ability to support their extended warranties. As a result, if future performance of equipment that is the source of our lessee’s revenues is lower than projected, our lessees may have difficulty in making lease payments to us and our business may suffer.

16

Most of our renewable energy lessees will be structured as special purpose vehicles and their ability to pay us lease or interest payments are expected to be dependent solely on the revenues of a specific project without additional credit support.

Most of our lessees will be structured with counterparties that are special purpose vehicles (“SPV”), whose only source of cash-flow is from the operations of a single energy facility. If the energy facility fails to perform as projected, the SPV lessee may not have sufficient cash-flow to make lease or interest payments to us. While we expect the lender to such SPV lessee to step in and continue to make payments to us, there is no assurance that such lenders will not liquidate the equipment. Further, if the project materially underperforms and/or if revenue contracts are breached and therefore are cancelled, there may be little value in our SPV lessees and our investment may become impaired.

Risks Related to the UPREIT Reorganization

The timing of the UPREIT Reorganization is not known.

Although it is currently expected that we will complete the UPREIT Reorganization at such time as we complete our first asset contribution transaction or when we raise private capital, there can be no assurance as to the timing of the UPREIT Reorganization or that the UPREIT Reorganization will occur at all. Delays or non-consummation of the UPREIT Reorganization may impact our business plans, our ability to access financing or transactions, future results, and market perception.

The UPREIT Reorganization will result in most of our assets being held by the Operating Partnership, and our ability to make dividends will be dependent on Operating Partnership distributions.

Because Power REIT expects to form an Operating Partnership and generally conduct its operations and hold its assets through the Operating Partnership, Power REIT’s ability to service its debt obligations and its ability to pay dividends on its common and preferred shares will be strictly dependent upon the earnings and cash flows of the Operating Partnership and the ability of the Operating Partnership to make distributions to Power REIT. Under the Delaware Revised Uniform Limited Partnership Act, the Operating Partnership will be prohibited from making any distribution to Power REIT to the extent that at the time of the distribution, after giving effect to the distribution, the total liabilities of the Operating Partnership (other than some non-recourse liabilities and some liabilities to the partners) would exceed the fair market value of the assets of the Operating Partnership.

In addition, limited partnership interests or other securities issued by our to-be-formed Operating Partnership may have a senior priority on cash-flow or liquidation proceeds generated by the Operating Partnership. To the extent, the Operating Partnership is unable to make cash distributions to Power REIT, Power REIT may be forced to issue additional equity or debt, at unfavorable terms, to maintain compliance with IRS rules that require it to distribute 90% of its taxable income to its shareholders. If Power REIT is unable to make such distributions, it may lose its REIT status.

Transactions for contributions of assets to the UPREIT may have to be structured in a manner that inhibits Power REIT from selling properties or retiring debt, contrary to the best interest of Power REIT.

To ensure that the sellers of properties are able to contribute properties to the Operating Partnership on a tax-deferred basis, the seller of such properties may require Power REIT to agree to maintain a certain level of minimum debt at the Operating Partnership level and refrain from selling such properties for a period of time. Adoption of the UPREIT structure, therefore, could inhibit Power REIT from selling properties or retiring debt that would otherwise be in the best interest of Power REIT.

The interest of Power REIT in the Operating Partnership may be diluted upon the issuance of additional OP Units of the Operating Partnership.

Upon the issuance of OP Units of the Operating Partnership, the interest of Power REIT (and therefore that of Power REIT’s shareholders) in the assets of the partnership would be diluted. This dilutive effect would remain if OP Units were redeemed for cash (which may be funded through newly issued Power REIT common shares) or for Power REIT shares, even though Power REIT’s interest in the Operating Partnership would increase if OP Units were redeemed for stock or cash. The dilutive effect from property acquisitions in exchange for OP Units of the Operating Partnership would be comparable to that from sales of shares of Power REIT shares to fund acquisitions.

17

In certain circumstances, the interests of Power REIT may conflict with the interests of the other limited partners of the Operating Partnership.

Power REIT as the manager of the Operating Partnership would owe a fiduciary obligation to the limited partners upon the admission of additional partners to the Operating Partnership. In most cases, the interests of the partners would coincide with the interests of Power REIT and its shareholders because (a) Power REIT would own a substantial amount of the interests in the Operating Partnership and (b) the other partners will generally receive shares of Power REIT’s common stock or cash proceeds tied to the share price of Power REIT common stock upon redemption of their Operating Partnership OP Units. Under certain circumstances, however, the rights and interests of the other partners might adversely conflict with those of Power REIT’s shareholders. For example, the sale of certain properties by Power REIT or the sale or merger of Power REIT could cause adverse tax consequences to particular limited partners and therefore, the Operating Partnership, may be contractually prohibited from the sale of those properties.

Conflicts of interest may arise between holders of Power REIT common stock and holders of partnership interests in Power REIT’s Operating Partnership.

Power REIT’s trustees and officers have duties to Power REIT and to Power REIT shareholders under Maryland law in connection with their management of Power REIT. At the same time, Power REIT will have fiduciary duties under Delaware law to the Operating Partnership and to the partners in connection with the management of the Operating Partnership. Power REIT’s duties as manager of the Operating Partnership and its partners may come into conflict with the duties of Power REIT’s trustees and officers to Power REIT and Power REIT shareholders.

The UPREIT structure may increase the general and administration costs of managing the Company and the operational complexity and risk of the Company’s corporate structure.

By establishing a partnership subsidiary, Power REIT may incur more costs than it is currently subject to, including professional expenses related to general G&A, accounting, tax consulting, audit and legal costs. Although, we believe our business plan and future expected growth will make up for any increase in G&A expenses, there can be no assurance that such business plan will come to fruition or whether any such increase in revenues will offset any increase in G&A expenses. Increased complexity in our corporate structure may introduce other operational risks that do not currently exist and cannot reasonably be projected, and which risks may have a material impact on our business, operations and/or financial condition.

Additional Risks to Holders of Our Common Shares

Factors may cause us to lose our NYSE Amex listing.

We could lose our listing on the NYSE Amex depending on a number of factors, including failure to qualify as a REIT, or failure to meet the NYSE Amex ongoing listing requirements, including those relating to the number of shareholders, the price of our common shares and the amount and composition of our assets.

Low trading volume in our common shares may increase volatility and adversely affect pricing. The sales of our common stock may put pressure on our stock price.

The average daily trading volume for our common shares is less than larger institutions. During the 12 months to March 31, 2012, the average daily trading volume for our common shares on the NYSE Amex was approximately 3,800 shares per day. Due to its relatively small trading volume, it may be difficult for holders to sell their common shares at prices or at times that they find attractive, or at all. Further, the sale of our common shares (or the perception that such sales may occur) by us or a large shareholder may have an adverse effect on prices in the secondary market for our common shares. An increase in the number of our common shares available may put downward pressure on the market price for our common shares and may make it more difficult for us to sell additional equity securities in the future at a time and price we deem appropriate.

18

The price of our common shares may fluctuate significantly and this may make it difficult for you to sell our securities at prices you find attractive.

As a smaller market capitalization company, the market value of our common shares will likely continue to fluctuate in response to a number of factors, most of which are beyond our control. The market value of our common shares may also be affected by conditions affecting the financial markets generally, including the recent or increased volatility in the trading markets. These conditions may result in: (i) fluctuations in the market prices of stocks generally and, in turn, our common shares; and (ii) sales of substantial amounts of our common shares in the market, in each case to a degree that could be unrelated or disproportionate to any changes in our operating performance. Such market fluctuations could adversely affect the market value of our common shares. A significant decline in our share price could result in substantial losses for shareholders and could lead to costly and disruptive securities litigation.

Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders. Leverage may limit or prevent us from paying dividends on our common shares. There is no limitation on the amount of preferred shares we may issue or indebtedness we may incur in the future.

Power REIT common shares are equity interests. As such, Power REIT common shares rank junior to any indebtedness and other non-equity claims with respect to assets available to satisfy claims on Power REIT. Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness are or would be considered “senior securities” and create risks. Leverage is a speculative technique that may adversely affect common stockholders. If the return on securities acquired with borrowed funds or other leverage proceeds does not exceed the cost of the leverage, the use of leverage could cause us to lose money.

Our issuance of senior securities involves offering expenses and other costs, including interest payments, which are borne indirectly by our common stockholders. Fluctuations in interest rates could increase interest or dividend payments on our senior securities, and could reduce cash available for distribution on common stock. Increased operating costs, including the financing cost associated with any leverage, may reduce our total return to common stockholders.

Rating agency guidelines or contractual covenants that may be applicable to any senior securities we may issue may impose asset coverage requirements, dividend limitations, voting right requirements (in the case of the senior equity securities), and restrictions on our portfolio composition and our use of certain investment techniques and strategies. These requirements may have an adverse effect on us and may affect our ability to pay distributions on common stock and preferred stock.

In addition, lenders from whom we may borrow money or holders of our debt securities may have fixed dollar claims on our assets that are superior to the claims of our stockholders, and we may in the future grant, a security interest in our assets in connection with our debt. In the case of a liquidation event, those lenders or note holders would receive proceeds before our stockholders. If the value of our assets increases, then leveraging would cause the book value of our common stock to increase more than it otherwise would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause the book value of our common stock to decline more than it otherwise would have had we not leveraged. Similarly, any increase in our revenue in excess of interest expense on our borrowed funds would cause our net income to increase more than it would without the leverage. Any decrease in our revenue would cause our net income to decline more than it would have had we not borrowed funds and could negatively affect our ability to make distributions on our common stock. Our ability to service any debt that we incur will depend largely on our financial performance and the performance of our investments and will be subject to prevailing economic conditions and competitive pressures.

Senior securities typically have fixed maturities, and we may not be able to refinance our senior securities with additional new senior securities or such new senior securities may have higher interest rates or adverse terms compared to the maturing senior securities. If we are unable to issue new senior securities to refinancing maturing senior securities, we may be required to liquidate investments or issue additional common shares at a time when it would not otherwise be desirable to do so. If we are unable to, or even if we are able to, issue common shares or liquidate investments, our common shares may be severely impaired.

19

If Power REIT issues preferred securities, which will rank “senior” to Power REIT’s common shares in its capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges more favorable than those of Power REIT’s common shares, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for security holders or otherwise be in Power REIT’s best interest.

Unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of Power REIT common shares, dividends are payable only when, as and if declared by Power REIT’s board and depend on, among other things, Power REIT’s results of operations, financial condition, contractual debt service and other lender imposed requirements, distributions received from the Operating Partnership, other cash needs and any other factors Power REIT’s board may deem relevant or as required by law. Power REIT may incur substantial amounts of additional debt and other obligations that will rank senior to its common shares and there is no limit to the amount of debt that Power REIT may incur.

Additional Risks to Holders of Preferred Shares

We may not seek to establish a trading market for our preferred shares, and in all events an active trading market for our preferred shares may not develop.

Currently, no public market exists for preferred securities we may issue. We cannot assure you that one will develop or be sustained after this offering. We may choose to not list our preferred stock on any national securities exchange or automated quotation system. If we do not list our preferred stock, such stock will be subject to illiquidity and you may not be able to sell your investment in an orderly fashion, if at all, and may not receive a favorable price, if you are able to sell.

Preferred stock may be subject to interest rate risk.

Distributions payable on preferred securities may be subject to interest rate risk. To the extent that dividends on our preferred stock are based on short-term rates, our costs may rise during a rising interest rate environment and cash flow required to service our preferred securities may exceed available cash flow from operations, which may result in deferral or default under the terms of our preferred securities. To the extent that dividends on our preferred stock are fixed, our costs may increase upon maturity or redemption of the securities. This might require us to sell investments at a time when we would otherwise not do so, which may affect adversely our future ability to generate cash flow. To the extent that preferred securities have call or conversion provisions that are in our favor, such provisions may be detrimental to your returns.

Preferred stock will be junior to any outstanding notes or other borrowings.

Preferred stock will be junior in liquidation and with respect to distribution rights to debt securities and any other borrowings. Such indebtedness may constitute a substantial lien and burden on preferred stock by reason of their prior claim against our income and against our net assets in liquidation. We may not be permitted to declare dividends or other distributions with respect to any series of preferred stock unless at such time we meet applicable asset coverage requirements and the payment of principal or interest is not in default with respect to any notes or other borrowings.

Inflation may negatively impact our preferred securities.

Inflation is the reduction in the purchasing power of money resulting from an increase in the price of goods and services. Inflation risk is the risk that the inflation adjusted or “real” value of an investment in preferred stock or debt securities or the income from that investment will be worth less in the future. As inflation occurs, the real value of the preferred stock and the dividend payable to holders of preferred stock or interest payable to holders of debt securities declines.

20

Additional Risks Related to Warrants and Subscription Rights

We may not seek to establish a trading market for our warrants or subscription rights, and in all events an active trading markets for those securities may not develop.

Currently, no public market exists for our warrants or for subscription rights we may issue. We cannot assure you that one will develop or be sustained after this offering. We do not currently intend to apply to list the warrants, and may not list any subscription rights, on any national securities exchange or automated quotation system.

The warrants or subscription rights may have no value in bankruptcy.

In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants or subscription rights are executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, holders of warrants or subscription rights may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants or subscription rights prior to the commencement of any such bankruptcy or reorganization.

As a holder of warrants or subscription rights, you will not receive distributions on our common stock.

Holders of warrants or subscription rights will not have the right to receive any distributions and will not have any voting rights so long as their warrants or subscription rights are unexercised.

21

COMPANY OVERVIEW

Overview

Power REIT is a publicly traded real estate investment trust, or REIT, that is in the business of owning, acquiring and developing energy and transportation infrastructure assets within the United States, including its territories (“U.S.”). Our wholly owned, qualified REIT subsidiary, Pittsburgh & West Virginia Railroad, owns approximately 112 miles of railroad track that is leased pursuant to a triple-net lease to Norfolk Southern Corporation. Our primary business objectives are to create long-term shareholder value and growth of funds from operations per share, or FFO, and dividends per share.

Power REIT is incorporated in the State of Maryland as a real estate investment trust. Power REIT was formed in August 2011 to effect a triangular merger of the Pittsburgh & West Virginia Railroad (“Reorganization”). Pittsburgh & West Virginia Railroad was a publicly traded REIT prior to the Reorganization and was listed on the American Stock Exchange in 1967. Concurrent with the Reorganization, which was completed on December 2, 2011, Power REIT became listed on the NYSE Amex under the ticker symbol “PW” and Pittsburgh & West Virginia Railroad survived the Reorganization as a wholly-owned, special purpose subsidiary of Power REIT with a sole purpose of owning and managing its railroad property. Power REIT is an internally managed REIT.

Our investment strategy is to acquire infrastructure assets that qualify for REIT ownership, with an initial focus on the transportation and energy industries. We believe infrastructure assets often have a significant amount of embedded real estate in the form of rights of way, land, leasehold interests and passive physical infrastructure that qualify for REIT ownership.

We expect to access potential acquisitions through a broad network of relationships, including developers, brokers, investment banks and private equity firms. Our relationships often choose to work with us due to our strengths as a real estate investment trust and our ability to provide a broader array of transaction structures to address the varying need of sellers and infrastructure asset developers. We believe this allows us to selectively access and acquire infrastructure assets that are accretive to our business plans.

Our capitalization strategy is to create and maintain what we believe is a stable debt and equity capital structure relative to the assets that we are targeting to acquire. We intend to employ prudent amounts of leverage as a means of providing additional funds to acquire infrastructure assets, to refinance existing debt or for general corporate purposes. As of March 31, 2012, Power REIT had zero debt on a consolidated basis. We intend to target the ratio of debt to enterprise value to no more than 50%, although our organizational documents contain no limitations regarding the maximum level of debt that we may incur and we may exceed this amount from time to time. Our debt may consist of recourse and non-recourse debt, guarantees or other types of debt financing arrangements.

Our principal executive offices are located at 55 Edison Avenue, West Babylon, NY 11704 and our offices can be reached by telephone at (212) 750-0373. Our website address is http://www.pwreit.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

Our Business and Growth Strategies

Our primary business objectives are to create long-term shareholder value and growth of FFO per share and dividends per share. We intend to achieve these objectives primarily through the acquisition of infrastructure investments. Investments may include interests in land and other real property associated with infrastructure projects. The company believes that the assets it will acquire represent a critical component of their respective infrastructure projects and therefore should provide reliable cash flow in the form of lease payments. We intend to invest in stabilized infrastructure assets and selectively invest in development opportunities that can offer higher rates of return and/or upside potential through early-stage investment entry and/or additional investment and development opportunities beyond the initial development.

22

•	Focus on Infrastructure Assets with Predictable Cash flows and Attractive Risk-Adjusted Returns. Infrastructure assets often have significant replacement or relocation costs. In many cases, the projects are highly dependent on a specific location and cannot be relocated either due to contractual issues or are impractical to relocate due to cost advantages, such as rights of way or proximity to other supporting or complementary infrastructure. In some cases the location might have unique site-specific natural and other resources making it particularly valuable for such project. Further, user demand for infrastructure is often inelastic and may be positively influenced by government-mandated regulations. Infrastructure revenues are often supported by long-term agreements with customers that have strong underlying credit characteristics, which should contribute to stable, long-term cash flows. We believe these aforementioned attributes are some of the reasons that infrastructure assets are able to generate long-term, predictable cash flows that can be uncorrelated to the broader economy.

•	Unlock Embedded Real Estate Value within Infrastructure Assets. We intend to focus on infrastructure projects that have a significant amount of embedded real estate in the form of rights of way, land, leasehold interests and passive physical infrastructure that are considered “real assets” and that qualify for REIT ownership. We believe a significant portion of the energy and transportation industries are ripe for REIT ownership structures, including renewable energy, energy transmission and transportation assets.

o	Existing Railroad Asset. We currently own, through our wholly owned subsidiary, Pittsburgh & West Virginia Railroad, 112 of miles of railroad and associated branch lines, including track, land and rights of way, that is currently leased to Norfolk Southern Corporation on a triple-net basis. We believe that this property cannot be replaced on a cost-competitive basis today, due to the difficulty of assembling the real estate and rights of way. Our lessee, Norfolk Southern Corporation (“NSC”), is a Class I railroad and is one of the largest railroad companies in the U.S. As reported on its Form 10-K filed with the SEC, Norfolk Southern Corporation has approximately $9.9 billion of shareholders’ equity as of December 31, 2011 and earned $1.9 billion of net income during fiscal year 2011. We believe this railroad asset will continue to generate consistent cash flow over time.

o	Renewable Energy Assets. We intend to initially concentrate our growth efforts within the renewable energy sector. To date we have primarily focused on MW scale wind and ground mounted solar, but have also explored and will continue to explore other renewable energy asset classes. These assets typically have long-term power purchase agreements with investment grade, regulated utilities. Our goal is to acquire the real property assets of these projects, such as land, leasehold interests, rights of way and associated transmission and other infrastructure and development work, and lease such assets back to the respective project companies on a long-term basis. Our returns will generally be through lease payments that will be structured as an operating expense of the respective project. In addition to an existing focus on wind and solar projects, we will continue to explore investment in other renewable energy assets classes such as hydroelectric, geothermal, biofuels and biomass.

o	Energy, Transportation and Other Infrastructure Assets. In addition to renewable energy assets, we intend to opportunistically acquire non-renewable energy and transportation infrastructure related real assets, that may include, but are not limited to, transmission assets, pipelines, railroads, ports, highways and bridges. On an opportunistic basis, we may acquire other infrastructure assets that are not related to energy or transportation, but that are REIT eligible and that can create value for our shareholders.

•	Create Value Through Flexible Transaction Structuring. We will generally seek to structure our investments in the form of lease transactions that have a base rent, and in some cases, will include escalation and/or revenue participation clauses tied to underlying gross revenue. Although participation in gross revenue may result in variability to our lease cash flows, we believe such participation, when used appropriately, can generate upside returns. We will also seek, where appropriate, to structure triple net leases or other leases, where the bulk of the operating expenses are borne by our lessees. In certain cases, we may seek to structure loans or equity participations. We will generally seek to mitigate our downside and create situations where we have a high confidence of the stability of the projected long-term cash flows.

23

•	Create Value Through Long-term, Strategic Ownership. Where possible, we will seek to acquire land and rights of ways on a fee-simple basis. We believe the acquisition and control of site specific rights of way and renewable energy resources, such as air rights or solar resources, can create long-term value through additional development, revenue opportunities and/or long-term valuation upside, which may be incrementally accretive to our initial investment thesis and provides us with a measure of inflation protection.

Market Opportunity

•	Infrastructure provides essential services, and the stable supply and demand dynamics of the market are expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration’s (EIA) “Annual Energy Outlook April 2011”. This growth in energy demand is expected to create significant opportunities to invest in generation, transmission and distribution.

•	Large segment of infrastructure assets are REIT-eligible. We believe infrastructure assets often have a significant amount of embedded real property value and that these real property assets can be acquired by REITs. Our wholly owned subsidiary, Pittsburgh & West Virginia Railroad, received a revenue ruling in the 1960s qualifying passive railroad property, including bridges, tunnels and railroad track as “real assets”. Since the railroad revenue ruling in the 1960s, numerous other private letter rulings have been issued by the IRS, defining that certain assets, including cell towers, data centers, electric and gas transmission and distribution assets, are real assets for tax purposes that can be held by REITs. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. Although these private letter rulings may only be relied upon by the taxpayer to whom they were issued, we believe these rulings provide insight into the current thinking of the IRs with respect to infrastructure assets.

•	Investment is needed in U.S. energy infrastructure. Due to continued growth in electricity demand, aging infrastructure and requirements to transmit renewable energy power from generating centers to population centers, we believe that substantial amounts of capital will be invested in energy infrastructure. According to the Edison Electric Institute, annual investment in transmission infrastructure will reach $14 billion annually by 2014. In addition, significant investments are projected in natural gas transmission and distribution infrastructure as a result of the increased shale gas production in the U.S. and Canada. Transportation infrastructure will also face similar investment dynamics, and substantial investments in ports, highways and bridges. These investments will be required to replace and upgrade existing infrastructure and to develop greenfield infrastructure to support increased urbanization and changes in demographics. Many of these infrastructure investments will be funded by private enterprise or by public-private partnerships (PPP) due to cuts in state and federal funding.

•	Substantial Investment Opportunities in Renewable Energy. According to a report published by Bloomberg New Energy Finance, approximately $56 billion of renewable energy investments were made in the US in 2011. EIA projected in its 2011 report that renewable energy, including hydroelectric power, would grow by 72% raising its total percentage of generation capacity to 14%. We expect that future growth in generation from renewable energy will be driven primarily by State renewable portfolio standard (RPS) requirements, Federal tax credits and the price declines and performance improvements in solar and wind technologies that are making renewable energy cost competitive with traditional sources of energy in certain parts of the U.S.

o	Attractive Market Dynamics. The renewable energy market is characterized by both a large number of investment opportunities and a high velocity of transactions, as developers of generating facilities are often temporary owners of projects and institutional investors do not have many standardized investment offerings to gain exposure to renewable energy. Due to the large volume of transactions as well as the ongoing state of flux of federal and local incentives for renewable energy projects, we believe there will be a significant opportunity to selectively invest in high quality transactions and generate attractive risk adjusted returns for our shareholders.

24

o	Attractive Industry Structure: Low Water Usage and Low Correlation to Global Commodity Pricing. Although the environment for building renewable energy projects can be volatile, renewable energy projects that are constructed enjoy significant advantages over traditional energy. Significantly, the operating costs of renewable energy facilities are not impacted by market fluctuations in the cost for fossil fuels. Further, these energy facilities typically have low water usage when compared to coal, natural gas and nuclear power. The combination of lower water and commodity usage results in a low correlation to global demand growth for water and energy commodities.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive strengths:

•	Attractive Partner for Transportation and Energy Companies. We believe our ability to provide creative and, long-term lease financing solutions makes us a desirable partner for owners and operators of infrastructure assets. As a REIT, we will structure long-term leases that are intended to supplement and be complimentary to other financing provided by capital providers, such as commercial lenders, leasing companies and tax oriented investors.

•	Efficient Access to Capital. As a public real estate investment trust (REIT), Power REIT benefits from access to a broader universe of investors, including foreign investors and tax-exempt pools of capital that typically avoid direct infrastructure investments or those investments, such as master limited partnerships, that generate unrelated business taxable income (UBTI) income. As a result of both Power’ REIT’s public listing and its structure as a REIT, we believe that we will be able to access lower cost of capital than many of our competitors, allowing us to competitively price transactions relative to other capital providers.

•	Flexible Transaction and UPREIT Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. Furthermore, we have the ability to utilize umbrella partnership REIT (UPREIT) contribution transactions to structure transactions that allow sellers who contribute assets to our UPREIT the potential to participate in public markets valuations and to sell assets on a tax-advantaged or deferred basis. As a result, we believe we will be able to address the concerns and objectives of a broader range of assets sellers.

•	Established REIT Operating Platform. Power REIT is an internally managed, public real estate investment trust that is listed on the NYSE American Stock Exchange (“NYSE Amex”). Unlike our private competitors that are seeking to implement a REIT infrastructure business model, Power REIT has the advantage of already being public and the ability to access capital and structure UPREIT transactions.

•	Experienced Executive Management Team with a Proven Track Record. Collectively, our executive management team has 40 years of experience in investment banking, energy, capital markets and creating shareholder value in public real estate investments. Power REIT is led by David H. Lesser who serves as our Chairman and Chief Executive Officer. Mr. Lesser has significant experience with real estate and real estate securities having served as a Director of Investment Banking at Merrill Lynch & Co in the real estate finance group and as a Senior Vice President of Crescent Real Estate Equities (NYSE: CEI). In 1995, Mr. Lesser formed Hudson Bay Partners, LP (“HBP”), an investment firm focused on real estate, real estate-related, and alternative energy opportunities. In 1997, Mr. Lesser, as president of HBP, led an investor group that conducted a reverse merger transaction with American Real Estate Investment Corporation (AMEX: REA) leading ultimately to the formation of Keystone Property Trust (NYSE: KTR) (“Keystone”). The transaction involved an investment of $30 million of cash, the merger of a property management company and the acquisition of a family owned portfolio of industrial properties for ownership in the REIT. In addition to the initial structuring and the equity investment by HBP, Mr. Lesser served on Keystone’s board of trustees until June 2000. Keystone was acquired by Prologis (NYSE: PLD) in 2004 for a total enterprise value of $1.4 billion and delivering a compound annual shareholder return of 16.5% from the initial transaction. Power REIT’s business plan is similar to Keystone’s original business plan: create shareholder value through acquisitions that grow funds from operations and dividends per share.

25

•	Management Team’s Interests are Aligned with Shareholders. As an internally managed REIT, we believe that Power REIT has fewer conflicts of interests and better alignment compared to externally managed REITs and MLPs. In addition, collectively, our management team and trustees own approximately 10% of our common shares as of March 31, 2012 and are motivated to create shareholder value as shareholders of the company.

GENERAL INFORMATION AS TO REGISTRANT

Power REIT was organized as a REIT trust under Maryland law on August 26, 2011 and is governed by Maryland REIT Law and Maryland General Corporation Law (“Maryland Law”). In addition to Maryland Law, Power REIT is governed by our Amended and Restated Declaration of Trust, dated November 28, 2011 (“Declaration of Trust”) and by our By-laws, dated October 20, 2011 (“By-laws” and together with Declaration of Trust, “Governing Documents”). Power REIT shall continue perpetually, unless terminated pursuant the relevant provisions of our Declaration of Trust and Maryland Law.

Under the provisions of our Governing Documents, we are required to hold an annual shareholders’ meeting to elect trustees and to transact any other business validly brought forth before shareholders at such meeting. A special meeting of the shareholders may be called at any time by the Board of Trustees, or by the Chairman of the Board of Trustees, or by the Chief Executive Officer, or by one or more shareholders holding shares in the aggregate entitled to cast not less than a majority of the votes at such special meeting of shareholders. Our By-laws provide that, subject to applicable statute or the Declaration of Trust, the presence in person or by proxy of shareholders entitled to cast 33-1/3% of all the votes entitled to be cast at any shareholders’ meeting shall constitute a quorum.

Corporate Structure and UPREIT Reorganization

We are currently organized as a REIT holding company, with a single wholly owned subsidiary. Power REIT intends to acquire and finance additional investments assets through the formation of additional special purpose subsidiaries. We believe the creation of individual, special purpose asset subsidiaries will provide us with greater flexibility in financing our assets and may help us segregate risks within our investment portfolio.

Provided we succeed in moving forward with our financing and acquisition strategies, Power REIT intends to form an UPREIT (“Operating Partnership” or “Power UPREIT”), which is a common form of organization for many equity REITs in the U.S. At such time, we expect to contribute the shares of Pittsburgh & West Virginia Railroad and any other special purpose asset ownership, to our Operating Partnership in exchange for Operating Units (“OP Units”) in the Operating Partnership (the “UPREIT Reorganization”). Power REIT intends to manage the Operating Partnership. Following our UPREIT transaction, substantially all of our operations will be carried out through our Operating Partnership and its special purpose subsidiaries. The following diagram describes our existing ownership structure and our ownership structure upon completion of the UPREIT Reorganization.

26

MANAGEMENT

Our Trustees and Officers

Our board of trustees is currently comprised of four trustees, a majority of whom are independent in accordance with the NYSE Amex Company Guide. Each trustee is elected by our shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Our entire Board of Trustees will stand for reelection at our 2012 annual meeting of shareholders. Our By-laws provide that a majority of the entire board of trustees may increase or decrease the number of trustees. All of our executive officers serve at the discretion of our board of trustees. The following table sets forth certain information about our current trustees, trustee nominees and executive officers:

Name	Age	Company Position
David. H. Lesser	46	Chairman of our Board of Trustees and Chief Executive Officer
Virgil Wenger*	81	Trustee and Chairman of Audit Committee
William S. Susman*	48	Trustee and Chairman of Compensation Committee
Patrick R. Haynes, III*	28	Trustee and member of Audit and Compensation Committees
Arun Mittal	35	Secretary, Treasurer and Vice President of Business Development

* These trustees are considered independent within the meaning of the listing standards of the NYSE Amex.

Biographical Summaries of Trustees and Executive Officers

The following are biographical summaries of the experience of our current trustees and executive officers.

Mr. David H. Lesser has over 25 years of experience in real estate, including substantial experience in creating shareholder value in REITs. Mr. Lesser is currently, and has been for the past 15 years, president of Hudson Bay Partners, LP (“HBP”), an investment firm focused on real estate, real estate-related situations and alternative energy opportunities. He also serves as a trustee of the Town Hall in New York City. Mr. Lesser has previously held leadership roles with public REITs, having served as a Senior Vice President of Crescent Real Estate Equities and as a Director of Keystone Property Trust. Prior to Crescent, Mr. Lesser was a Director of Investment Banking at Merrill Lynch & Co. within the real estate finance group.

Since 1995, Mr. Lesser, through HBP, has invested in numerous real estate and alternative energy transactions, including a reverse merger transaction in 1997 that led to the formation of Keystone Property Trust (NYSE: KTR) (“Keystone”). Mr. Lesser, as president of HBP, led an investor group and structured a reverse merger transaction with American Real Estate Investment Corporation (AMEX: REA) to ultimately form Keystone. The transaction involved an investment of $30 million of cash, the merger of a property management company and the acquisition of a family owned portfolio of industrial properties for ownership in the REIT. In addition to initial structuring and equity investment by HBP, Mr. Lesser served on Keystone’s board of trustees until June 2000. Keystone was acquired by Prologis (NYSE: PLD) in 2004 for a total enterprise value of $1.4 billion and delivering a compound annual shareholder return of 16.5% from the initial transaction.

HBP currently owns Intelligen Power Systems, LLC (“IPS”) which is an alternative energy business focused on the manufacturing of cogeneration equipment and the development of distributed energy related to cogeneration, wind, solar and biofuel. HBP acquired IPS through the bankruptcy reorganization of California-based Coast Intelligen (“Coast”), which was acquired as a portfolio company by an affiliate of Mr. Lesser’s in 2001. As a consequence misdeeds by Coast’s former owners and management team, and not involving Mr. Lesser, Coast was reorganized through a Chapter 11 bankruptcy filing, the ultimate result of which was (i) Coast winding down its operations; and (ii) IPS, which was a subsidiary of Coast, successfully emerging from the reorganization. IPS continues to operate today with a refocused business plan providing cogeneration and other energy solutions to owners of real estate properties. Mr. Lesser holds an M.B.A. from Cornell University and a B.S. in Applied Management and Economics from Cornell University.

Mr. Lesser has been Chairman of Power REIT’s Board of Trustees and our Chief Executive Officer since December 2011. Prior to servicing in the aforementioned roles with Power REIT, Mr. Lesser served Pittsburgh & West Virginia Railroad as Chairman of Board of Trustees and Chief Executive Officer from December 2010 to December 2011 and February 2011 to December 2011, respectively and served as a Trustee of Pittsburgh & West Virginia Railroad since 2009.

27

Virgil E. Wenger, CPA is currently, and has been for the past eight years, an independent consultant who primarily works with new startup ventures needing accounting services and financial planning assistance to determine investment and working capital needs. He also serves as chief financial officer for two private companies: Shareholder Intelligence Services, a provider of information to publically traded client companies of shareholder ownership, broker activity, and related analytics; and Econergy Corporation, a manufacturer and marketer of proprietary air conditioning systems. Mr. Wenger was previously a partner at Ernst & Young LLP. He is a graduate of the University of Kansas, with a B.S. in Business Administration and of the Harvard Business School Advanced Management Program.

Mr. Wenger has been a trustee and Power REIT’s Audit Committee Chairman since December 2011. Prior to servicing in the aforementioned roles with Power REIT, Mr. Wenger served Pittsburgh & West Virginia Railroad as trustee and Audit Committee Chairman from 1991 to 2011 and 2005 to December 2011 respectively.

William S. Susman has 20 years of investment banking experience, including significant experience in the transportation and railroad industry. As the former head of Merrill Lynch’s Transportation and Consumer Group, Mr. Susman advised numerous railroad clients, including Burlington Northern, CSX, Kansas City Southern, Norfolk Southern Railways, TMM and Union Pacific. Mr. Susman is currently founder and CEO of a boutique investment advisory firm, Susman Partners, which operates as Threadstone Advisors. Prior to founding Threadstone Advisors, he was President of Financo where he worked from 2004-2011. Financo is an investment bank focused on retail and consumer goods. Mr. Susman began his investment banking career at Salomon Brothers within their transportation group. Mr. Susman sits on the boards of two private companies: Major Brands and Jonathan Adler Enterprises. Mr. Susman is a graduate of the University of Michigan, with a B.S. in Business Administration and earned a Masters from the Kellogg Graduate School of Management at Northwestern.

Mr. Susman has been a trustee and Power REIT’s Compensation Committee Chairman since December 2011. Prior to servicing in the aforementioned roles with Power REIT, Mr. Susman served Pittsburgh & West Virginia Railroad as trustee and Compensation Committee Chairman from May 2011 to December 2011 and from August 2011 to December 2011, respectively.

Patrick R. Haynes, III is currently employed by the Rockefeller Group Investment Management Corp. (“RGIM”) as a senior associate. Mr. Haynes joined RGIM in 2010 and is responsible for financial analysis, RGI’s corporate acquisitions initiatives, and institutional fundraising. Mr. Haynes began his career at Lehman Brothers after graduating from Brown University in 2007. At Lehman Brothers, Mr. Haynes worked in the Real Estate Private Equity Group where he performed financial analysis, market research and due diligence for over $2.0 billion in potential real estate acquisitions across all asset classes nationally. Mr. Haynes also worked on the successful management buyout of Lehman’s equity funds’ advisory business, responsible for the management of approximately $18 billion in real estate assets globally. Mr. Haynes received a BA in U.S. History from Brown University.

Mr. Haynes has been a trustee and a member of Power REIT’s Audit and Compensation Committees since December 2011. Prior to servicing in the aforementioned roles with Power REIT, Mr. Haynes served Pittsburgh & West Virginia Railroad as trustee from September 2010 to December 2011, member of the Audit Committee from September 2010 to December 2011 and member of the Compensation Committee from August, 2011 to December 2011.

Arun Mittal, CFA has over a decade of investment banking experience in financial institutions and energy sectors. Mr. Mittal is currently a Managing Principal of Caravan Partners, LLC, a consulting firm. He was previously a Director at StoneCastle Partners, LLC, a boutique investment bank and asset manager. Prior to StoneCastle, Mr. Mittal was part of the capital markets group at Tokyo-based Shinsei Bank and briefly served as CEO of Shinsei Capital (USA), Ltd. Mr. Mittal holds a B.S. in Electrical Engineering from Stanford University and a M.S. in electrical engineering from Georgia Institute of Technology.

28

Mr. Mittal has served as Power REIT’s Secretary, Treasurer and its Vice President of Business Development since December 2011. Prior to servicing in the aforementioned roles with Power REIT, Mr. Mittal served Pittsburgh & West Virginia Railroad as its Secretary, Treasurer and Vice President of Business Development from April 2011 to December 2011. Mr. Mittal is currently remunerated pursuant to a consulting agreement with an affiliate of Mr. Mittal, whereby the affiliate receives $7,500 per month plus reimbursement for any out of pocket expenses.

Selection, Management and Custody of our Investments

Power REIT is internally managed and is led by Messrs. Lesser and Mittal (“Management Team”). The Management Team is responsible for management of the company’s real estate properties, including arranging for purchases, sales, leases and any associated maintenance and insurance. For material capital investments, disposals or leasing contracts, the Management Team will present the transaction to the Board, or if an investment committee is established by the Board, to the investment committee. Power REIT does not intend to hire external managers or advisors to select and manage its investments; however, it may use investment banks, advisors or consultants to source investments and may use custodian banks or other service providers to provide ministerial or accounting services for individual or a collection of its assets.

Board Leadership Structure and Role in Risk Oversight

In accordance with our governing documents, our Board of Trustees elects the Chairman of our Board of Trustees and each of our executive officers, and each of these positions may be held by the same or separate persons. Our corporate governance guidelines do not include a policy on whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent director is to be elected. Historically, the positions have been held by the same person. We believe that this arrangement is suitable for a company of our size. As Power REIT grows, our board may reconsider this arrangement for board leadership structure. From December 2011, Mr. Lesser, the Chairman of our Board of Trustees, also served as our Chief Executive officer.

Our Board of Trustees has an active role in overseeing management of our risks. The board regularly reviews information regarding our liquidity, operations and investment activities, as well as the risks associated with each. The board is responsible for overseeing the implementation of our investment strategy, the principal goal of which is to enhance long-term shareholder value through increases in earnings, cash flow and net asset value. Each investment transaction is currently approved by a majority of the trustees of the board. In the future, the board may establish an investment committee consisting of trustees to oversee our investment activities, including the review and approval of specific transactions.

Board Committees

Our Board of Trustees has established two committees: an audit committee and a compensation committee. Each of the audit committee and compensation committee consists solely of independent trustees in accordance with the NYSE Amex Company Guide.

Audit Committee

Our audit committee consists of two independent trustees, each of whom is “financially literate” under the rules of the NYSE Amex: Virgil E. Wenger and Patrick R. Haynes, III. Mr. Wenger serves as chairman of the audit committee and as the “audit committee financial expert,” as defined in applicable SEC rules. Pursuant to its charter, the audit committee, among other purposes, serves to assist the Board of Trustees in overseeing:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements and ethical behavior;
•	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement; and
•	our accounting and financial reporting processes, internal control systems and internal audit function.
•	our monitoring of compliance with laws and regulations and our code of business conduct and ethics
•	our investigation of any employee misconduct or fraud

29

Compensation Committee

Our compensation committee consists of two independent trustees: William S. Susman and Patrick R. Haynes, III. Mr. Susman serves as chairman of the compensation committee. The compensation committee, among other purposes, serves:

•	to establish and periodically review the adequacy of the compensation plans for our executive officers and other employees;
•	to review the performance of executive officers and adjust compensation arrangements as appropriate;
•	to establish compensation arrangements for our non-executive trustees; and
•	to review and monitor management development and succession plans and activities.

Trustee Nomination Process

We have adopted a corporate resolution setting forth the trustee nomination process, which is the responsibility of the independent trustees of the Board. Nominee candidates for Board membership that are recommended by Board members as well as by management and shareholders will be considered. Trustee nominees are to be selected on the basis of, among other things, broad perspective, integrity, independence of judgment, experience, expertise, educational and other achievements, ability to make independent analytical inquiries, understanding of Power REIT's business environment and investment strategy and willingness to devote adequate time and effort to Board responsibilities. Nominations by shareholders are evaluated in the same manner as nominations from any of the other sources described above. Considering the current size of the company and that the majority of the members of the Board (three out of four trustees) are independent, we believe that the current nominating process is sufficient in lieu of a formal nominating committee. The Board may, in its discretion, establish a nominating committee at such time as it deems appropriate.

Trustee Compensation

Our trustees are currently paid an annual director’s fee of $2,400, payable in quarterly installments. Other than such annual trustee fees and reimbursements, there are currently no other compensation arrangements with any trustee.

Compensation of our current trustees for the fiscal year ending December 31, 2011, is listed in the table below, including the consolidated historical results of our wholly owned subsidiary, Pittsburgh & West Virginia Railroad.

Trustee Name	Fees earned or Paid in Cash ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David H. Lesser	$2,400	$-	$-	$-	$-	$-	$2,400
Virgil E. Wenger	$2,400	$-	$-	$-	$-	$-	$2,400
William S. Susman	$1,800	$-	$-	$-	$-	$-	$1,800
Patrick R. Haynes, III	$2,400	$-	$-	$-	$-	$-	$2,400
Larry Parsons(1)	$600	$-	$-	$-	$-	$-	$600
Hebert E. Jones, III(2)	$0	$-	$-	$-	$-	$-	$0

1. Larry Parsons was not nominated to stand for election as a trustee at the 2011 annual shareholder meeting.

2. Hebert E. Jones, III resigned as trustee and President on February 3, 2011.

Executive Officer Compensation

Power REIT does not have an employment agreement with David H. Lesser, our Chief Executive Officer, and has not paid any compensation to Mr. Lesser in his role as our Chief Executive Officer. Mr. Lesser, in his role of Trustee and Chairman of the Board of Trustees, receives annual trustee fees of $2,400, paid in quarterly installments. Power REIT does not have an employment agreement with Arun Mittal, our current Secretary, Treasurer and Vice President of Business Development. Power REIT has entered into a consulting agreement with an affiliate of Mr. Mittal’s, pursuant to which we pay Mr. Mittal a monthly consulting fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses in connection with his services. The compensation of Power REIT’s officers for the two fiscal years ending December 31, 2011 is set forth in the table below, including compensation paid by our predecessor (and now our wholly-owned subsidiary), Pittsburgh & West Virginia Railroad.

30

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David H. Lesser, CEO	2011	$-	$-	$-	$-	$-	$-	$-	$-
Arun Mittal, Secretary, Treasurer and Vice President of Business Development	2011	$-	$-	$-	$-	$-	$-	$67,500	$67,500
Hebert E. Jones, III, President(1)	2011	$-	$-	$-	$-	$-	$-	$-	$-
Robert McCoy, Secretary and Treasurer (2)	2011	$-	$-	$-	$-	$-	$-	$7,500	$7,500
Hebert E. Jones, III, President(1)	2010	$-	$-	$-	$-	$-	$-	$-	$-
Robert McCoy, Secretary and Treasurer(2)	2010	$-	$-	$-	$-	$-	$-	$30,000	$30,000

--------------------

1. Herbert E. Jones, III resigned as trustee and President on February 3, 2011

2. Robert McCoy resigned as Secretary and Treasurer on March 31, 2011. Previously, Mr. McCoy was paid an annual fee of $12,000, paid in quarterly installments, and an affiliate of Mr. McCoy was paid $18,000 for use of office space, paid in quarterly installments.

There were no outstanding equity awards at fiscal year-end 2011. We intend to adopt an equity compensation plan for the benefit of our executive officers and future employees, which will be submitted to our shareholders for approval at our annual meeting of shareholders in 2012. The goal of our equity compensation plan is to align the interests of management with the interests of shareholders and to compensate management as shareholder value is created. If approved, the Compensation Committee, comprised of independent trustees, will be responsible determining the amounts to be granted and terms of the grants.

Indemnification of Trustees and Officers

Our Declaration of Trust provides for indemnification of our trustees and officers against liabilities to the fullest extent permitted by applicable law. If a trustee or officer is a party, or is threatened to be made a party, to any proceeding by reason of such director’s or officer’s status as a director or officer, we must indemnify such director or officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer received an improper personal benefit in money, property or services; or
•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful.

In the event of any amendment to Maryland Law permitting us to provide broader indemnification rights than are currently set forth in our Governing Documents, such rights would be provided to the fullest extent required or permitted by the Maryland Law as so amended.

Trustees’ and Officers’ Insurance

We maintain a policy of insurance under which our trustees and officers are insured, subject to the limits of the policy, against certain losses that they experience resulting from claims made against them arising from actions taken by them in their capacities as trustees or officers, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent Trustees, and none of them are present or past employees of Power REIT or Pittsburgh & West Virginia Railroad. No member of the Compensation Committee has had any relationship with Power REIT or Pittsburgh & West Virginia Railroad requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the Board of Trustees or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or Compensation Committee.

31

Policies with Respect to Certain Transactions

Pursuant to Power REIT’s Declaration of Trust, we may enter into a transaction with a trustee, officer or employee, where such person has a material financial interest, provided however, that such interest is disclosed to the trustees, and a majority of the disinterested trustees approve such transaction.

Related Party Transactions

We have hired Morrison Cohen, LLP (“MOCO”) as our legal counsel with respect to general corporate matters and the litigation with Norfolk Southern Corporation related to the Lease. A spouse of Mr. Lesser, CEO and Chairman of the Board of Trustees, is a partner at MOCO. Since the start of our 2011 fiscal year through March 31, 2012, we have paid approximately $115,000 in legal fees to MOCO in connection with various legal matters, including the litigation with Norfolk Southern Corporation. In addition, as of March 31, 2012, approximately $85,000 had been billed by MOCO, but unpaid, in connecting with the general corporate matters and the litigation (See “Legal Proceedings”).

In February 2011, Pittsburgh & West Virginia Railroad entered into a standby purchase agreement with an affiliate of Mr. Lesser, whereby the affiliate agreed to acquire the balance of the shares not acquired by shareholders through the exercise of their rights under a rights offering. The shares acquired by the standby purchaser were at the same prices and on the same terms as other shareholders.

Other than these transactions described above, there no other transactions that require disclosure pursuant to Item 404 of Regulation S-K of the Exchange Act.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended and revised from time to time at the discretion of our board of trustees without notice to or a vote of our shareholders.

Financing Policy

Our financing policies will largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If our Board of Trustees determines that additional funding is desirable, we may raise funds through the following means: senior or subordinated debt financings, including but not limited to, accessing U.S. debt capital markets, drawing from credit facilities or through term bank borrowings, preferred or common equity offerings of securities, and any combination of the above methods. Power REIT’s debt financings may be secured or unsecured with respect to its properties and may be issued through our subsidiaries, and any such financing may or may not be guaranteed by the Power REIT. Power REIT has not issued debt securities during the past three years and does not currently have a line of credit. In the future, we may seek to obtain new credit facilities or lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness or operations.

Our capitalization strategy is to create and maintain what believe is a stable debt and equity capital structure relative to the assets that we are targeting to acquire. We intend to employ prudent amounts of leverage as a means of providing additional funds to acquire infrastructure assets, to refinance existing debt or for general corporate purposes. As of March 31, 2012, Power REIT had zero debt on a consolidated basis. We intend to target the ratio of debt to enterprise value to no more than 50%, although our organizational documents contain no limitations regarding the maximum level of debt that we may incur and we may exceed this amount from time to time. Our debt may consist of recourse and non-recourse debt, guarantees or other types of debt financing arrangements.

32

Our charter and By-laws do not limit the amount or percentage of debt that we may incur nor do they restrict the form of our debt (including recourse, non-recourse and cross-collateralized debt). Our Board of Trustees has not adopted a policy limiting the total amount of debt that we may incur. If we adopt a debt policy, our Board of Trustees may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future will be at our discretion and will not be subject to the approval of our shareholders.

The Board of Trustees may authorize raising additional equity capital through the issuance of preferred or common equity securities of Power REIT or our to-be-formed Operating Partnership. Pursuant to the Power REIT Declaration of Trust, we will have authority to issue up to one hundred million shares of Power REIT common stock or such other class of shares as determined by the Board of Trustees. Our Declaration of Trust may be amended by the Board of Trustees, without any action of shareholders, to increase the number of authorized shares, although we have no plans to do so at this time. We currently have 1,623,250 common shares outstanding on a fully diluted basis as of March 31, 2012. Other than shares that were issued in connection with a reorganization transaction on December 2, 2011, whereby we issued 1,623,250 common shares to Pittsburgh & West Virginia Railroad’s shareholders in exchange for 100% of Pittsburgh & West Virginia Railroad’s outstanding common shares, we have not issued equity in the past three years. During the first quarter of 2011, Pittsburgh & West Virginia Railroad issued 113,250 common shares pursuant to a rights offering.

Lending Policy

We expect that Power REIT may make loans or guarantee the debt of our to-be-formed Operating Subsidiary and future direct or indirect subsidiaries to the extent to which they require debt financing to fund acquisitions and capital expenditure. Further, Power REIT or its affiliates may make loans secured by real assets related to infrastructure assets. Power REIT does not intend to make unsecured corporate loans, consumer mortgage loans or any other type of loan to consumers.

Leasing Policy

Our existing asset, which is owned through Pittsburgh & West Virginia Railroad, is currently leased to Norfolk Southern Corporation on a fixed lease payment and triple-net lease basis, whereby Norfolk Southern Corporation is responsible for all property taxes, insurance and operating expenses. We expect to emphasize leases in the future and expect to utilize a variety of lease payment structures, including fixed lease payments over the term, lease payments escalators and lease payments that are based on a percentage of gross revenues.

Investments in the Securities of Other Issuers for Purpose of Exercising Control

Power REIT is primarily engaged in the acquisition of infrastructure assets, which acquisitions may be structured as asset acquisitions through newly formed, special purpose subsidiaries or the acquisition of the equity or other economic interests of already-formed trusts, partnerships or limited liability companies. When we acquire securities of already formed entities, we may acquire controlling or non-controlling interests.

Underwrite Securities of Other Issuers

Power REIT is not and does not intend to engage in underwriting securities of other issuers.

Purchase and Sale of Investments

Power REIT intends to acquire assets for long-term ownership and does not intend to engage in the purchase and sale of (or turnover) of investments.

33

 Issuance of Securities in Exchange for Property

In certain cases Power REIT, our to-be-formed Operating Partnership or a special purpose subsidiary we form or manage may issue securities in exchange for property. Power REIT has not issued securities in exchange for property during the past three years, other than as part of a reorganization transaction, whereby Power REIT shares were exchanged in a triangle reverse merger transaction for Pittsburgh & West Virginia Railroad shares on a one-for-one basis to form a holding company structure. Pittsburgh & West Virginia Railroad survived the reorganization as a wholly owned subsidiary of Power REIT.

Share Repurchase

We do not currently have an authorized share repurchase program, nor have we repurchased any of our shares during the past three years. Although we do not contemplate share repurchase activities at this time, our Board may choose to initiate such as policy at a future date.

Reporting Policies

We make available to our shareholders our annual reports, including our audited financial statements certified by an independent public accountant. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Dividend Policy

We intend to pay regular quarterly distributions. For a discussion of our dividend and distribution policy, see the section entitled “Dividend and Distribution Policy.”

Policies with Respect to Other Activities

We intend to conduct all of our investment activities and hold all of our assets through our to-be-formed Operating Partnership and through special purpose subsidiaries and/or affiliates of the Operating Partnership. Power REIT shall serve as the manager of our to-be-formed Operating Partnership. Power REIT’s limited partnership ownership percentage in the Operating Partnership will vary due a number of factors, including the addition of contributed assets and the amount of third-party ownership of the Operating Partnership’s Units. We have authority to offer common stock, preferred stock, senior securities, other capital stock or ownership units of our Operating Partnership, in exchange for property, and to repurchase or otherwise acquire OP Units in our Operating Partnership. As long as our Operating Partnership is in existence, we expect that the proceeds of all equity capital raised by us will be contributed to our Operating Partnership in exchange for additional interests in our Operating Partnership, which will dilute the ownership interests of the limited partners in our Operating Partnership. As described in “The Operating Partnership Agreement,” we expect to issue common stock to holders of common OP Units upon exercise of their redemption rights. We have not engaged in trading, underwriting or agency distribution or sale of securities of issuers other than our Operating Partnership and do not intend to do so.

At all times, we intend to operate and to invest so as to comply with the Code requirements related to REIT qualification unless, due to changing circumstances or changes to the Code or in Treasury regulations, our Board of Trustees determines that it is no longer in the best interests of Power REIT and its shareholders to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. All of our existing policies will be subject to the interpretation or changes by our Board of Trustees without the consent of our shareholders.

INVESTMENT POLICIES

The following is a discussion of certain of our investment policies. These policies have been determined by our board of trustees and, in general, may be amended and revised from time to time at the discretion of our board of trustees without notice to or a vote of our shareholders.

34

Investment in Real Estate or Interests in Real Estate

Power REIT is seeking to acquire additional transportation and energy infrastructure assets in the U.S. that are consistent with its REIT status (“Target Investments”). Target Investments may consist of land, land improvements, leasehold interests, passive physical infrastructure that qualify for REIT ownership, or the right to lease payments generated from such assets, and other real estate assets related to or supporting energy and transportation infrastructure. The Company may structure its investments in the form of leases or loans secured by real estate and we expect to finance our investments through a mix of equity and secured and unsecured debt, as appropriate. See “Financing Policy” under “Policies With Respect to Certain Activities.”

Power REIT will seek to acquire those Target Investments that meet its due diligence criteria and that will provide us with attractive risk-adjusted returns. Our goal is to acquire Target Investments primarily to generate current income.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership, if we determine that doing so would be the most effective means of raising capital. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, operating partnership units, preferred stock or securities that provide options to purchase stock or convert into our stock. Equity investments in acquired properties may be subject to existing mortgage financing and other debt or to new debt that may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. We may make or acquire loans or debt or debt-like securities, including participating loans related to infrastructure assets that qualify for REIT purposes.

Diversification

We do not have investment limits with respect to investment concentration in a specific property or concentration limits with respect to security investments, and currently have 100% of our assets invested in the shares of our wholly owned subsidiary, Pittsburgh & West Virginia Railroad. We expect to diversify our portfolio to avoid dependence on any one particular tenant, infrastructure asset, geographic location within the U.S. and/or industry. By seeking to diversify, we seek to reduce the adverse effect of a single under-performing investment or a downturn in any particular asset or geographic region within the U.S. There can be no assurance that we will succeed in appropriately diversifying our asset base. See the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus.

Investment in Real Estate Mortgages

We do not intend to originate, service or make investments in residential or commercial real estate mortgages (“Mortgages”) or securities collateralized by Mortgages, including asset-backed securities, REMICs or other similar type of structured bonds. Notwithstanding the foregoing, we may make loans secured by real assets related to or supporting infrastructure assets.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities.

We may hold securities, such as common stock or other equity-like or debt-like interests, that are issued by companies, trusts or partnerships engaged in the business of holding or managing real assets related to infrastructure assets. Power REIT does not have an investment policy with respect to the percentage of its assets that may be held in such securities.

Investments in Other Securities.

We do not intend to acquire securities of issuers that are unrelated to the business of holding or managing real assets related to infrastructure assets.

35

Dispositions

We may from time to time dispose of properties if, based upon management’s periodic review of our portfolio, our Board of Trustees determines such action would be in our best interest.

DIVIDEND AND DISTRIBUTION POLICY

We intend to declare regular quarterly distributions to holders of Power REIT, the amount of which will be determined, and is subject to adjustment by, our Board of Trustees. To qualify as a REIT, we must distribute to our shareholders an amount at least equal to 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). See the section entitled “Material U.S. Federal Income Tax Consequences.”

We expect that distributions will be declared quarterly so that we may continue to qualify as a REIT. The amount, timing and frequency of distributions, however, will be at the sole discretion of our Board of Trustees and will be declared based upon various factors, many of which are beyond our control, including:

•	our financial condition, operating cash flows and taxable income;
•	our retention of cash to pursue acquisition opportunities
•	our operating and other expenses
•	debt service requirements
•	capital expenditure requirements
•	amount required to maintain REIT status
•	limitations on distributions in our debt instruments; and
•	other factors the board may deem relevant.

We anticipate that distributions will generally be paid from cash from operations. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce our anticipated quarterly distributions and may lose our REIT status. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section entitled “Risk Factors.”

DESCRIPTION OF REAL ESTATE AND OPERATING DATA

Currently, Power REIT’s only assets are its wholly owned subsidiary, Pittsburgh & West Virginia Railroad, which is organized as Pennsylvania business trust.

Pittsburgh & West Virginia Railroad

Pittsburgh & West Virginia Railroad was formed in 1967 for the purpose of acquiring the business and property of a small leased railroad. The railroad was leased in 1964 to Norfolk and Western Railway Company, now known as Norfolk Southern Corporation, by Pittsburgh & West Virginia Railroad’s predecessor company for 99 years with the right of unlimited renewal for additional 99 year periods under the same terms and conditions, including annual rent payments.

Pittsburgh & West Virginia Railroad’s business consists solely of the fee-simple ownership of the railroad properties subject to the lease, and of collection of rent thereon. The leased railroad properties consist of 112 miles of main line railroad extending from Pittsburgh Junction, Ohio, through parts of West Virginia, to Connellsville, Pennsylvania and approximately 20 miles of branch rail lines and real estate used in the operation of the railroad.

Our railroad lessee pays Pittsburgh & West Virginia Railroad base rent of $915,000 per year, in cash, which amount is fixed and unvarying for the life of the lease, including any renewal periods. Norfolk Southern Corporation has paid this base cash rent to Pittsburgh & West Virginia Railroad since 1967. The lease is expected to expire in 2063, unless Norfolk Southern Corporation exercises its extension option pursuant to the lease. Norfolk Southern Corporation, at its own expense and without deduction from the rent, will maintain, manage and operate the leased property and make such improvements thereto as it considers desirable. Norfolk Southern Corporation is responsible for all taxes and governmental charges related to the railroad property except for taxes relating to base cash rent payments. We believe our tenant carries adequate insurance on the leased property. Further, Norfolk Southern Corporation indemnifies Pittsburgh & West Virginia Railroad for, among other things, all claims, demands, suits, causes of action, loss, damage, liability or expense which we may incur or become liable as a result of the condition or operations of the leased railroad property.

36

In addition, the lease provides that certain items be recorded as rent income each year. These entries are equal in amount to the sum of (1) Pittsburgh & West Virginia Railroad’s federal income tax deductions for depreciation, retirements, and amortization of debt discount expense, and (2) all other expenses of the Pittsburgh & West Virginia Railroad, except those expenses incurred for the benefit of its shareholders. Because of the indeterminate settlement date for these items, which is currently in dispute (see “Legal Proceedings”), such transactions and balances have not been reported in the financial statements since 1982. The principal balance of the settlement accounts as calculated by Norfolk Southern Corporation was approximately $16 million at December 31, 2011.

Upon default or termination of the lease, all properties covered by the lease will be returned to Pittsburgh & West Virginia Railroad, together with sufficient cash and other assets to permit operation of the railroad for one year. In addition, the balance of the settlement account as described in the preceding paragraph would be provided to Pittsburgh & West Virginia Railroad.

There are currently no mortgage, liens or other encumbrance, other those provisions imposed upon Pittsburgh & West Virginia Railroad by the lease.

We do not believe our railroad property is subject to material competition due to the unique right-of-ways represented by the railroad property and because the railroad property was leased in 1964 under a 99-year lease with fixed pricing which we believe is favorable to our lessee.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present a summary of historical consolidated financial data as of the dates and for the periods indicated for Power REIT, including the consolidated results of its wholly owned subsidiary, Pittsburgh & West Virginia Railroad. The selected consolidated financial data presented below have been derived from Power REIT’s 2011 audited financial statements, as previously filed with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2011and incorporated by reference herein, and are presented as if Pittsburgh & West Virginia Railroad was historically consolidated by Power REIT as a wholly-owned subsidiary during the periods presented.

The information in the table below is only a summary and does not provide all of the information contained in our audited financial statements, including the related notes. It is important for you to read the following selected consolidated financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Power REIT’s audited financial statements and accompanying notes incorporated by reference herein.

Summarized Annual Financial Data

($Thousands, except per share amounts)

	Year Ended December 31,
	2011	2010	2009	2008	2007
Statement of Income
Revenues	$915	$915	$915	$915	$915
Expenses	278	151	165	145	135
Net Income	637	764	750	770	781

Balance Sheet Data
Total Assets	$10,135	$9,199	$9,190	$9,195	$9,196
Total Liabilities	10	--	--	--	--
Shareholder Equity	10,125	9,199	9,190	9,195	9,196

Per Share and Distribution Data
Earnings Per Share	$0.40	$0.51	$0.50	$0.51	$0.52
Cash Dividends Per Share	$0.40	$0.50	$0.50	$0.51	$0.52

Amounts may not add due to rounding.

37

Summarized Quarterly Financial Data

(in $thousands, except per share amounts)

	2011 Quarter Ended
	3/31	6/30	9/30	12/31
Revenues	$229	$229	$229	$229
Net Income	169	127	174	168
Net Income Per Share	0.11	0.08	0.11	0.10
Dividends Per Share	0.10	0.10	0.10	0.10

	2010 Quarter Ended
	3/31	6/30	9/30	12/31
Revenues	$229	$229	$229	$229
Net Income	158	190	202	214
Earnings Per Share	0.10	0.13	0.13	0.14
Cash Dividends Per Share	0.12	0.12	0.13	0.13

Amounts may not add due to rounding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the consolidated financial condition and consolidated results of operations of Power REIT, as if its wholly owned subsidiary, Pittsburgh & West Virginia Railroad, was historically consolidated by Power REIT. Historical results of operations of Power REIT may not be fully comparable to results that Power REIT may achieve in the future. There can be no assurance that Power REIT will be successful in implementing its business plans. See the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus.

Power REIT is seeking to create shareholder value by expanding its business plan and investment strategy to include investments in additional infrastructure assets consistent with maintaining its REIT status. Currently, Power REIT is pursuing opportunities in the energy and transportation sectors. We expect our investment strategy should enable us to capitalize on our public REIT status and the significant opportunities that exist to unlock and monetize real estate embedded in infrastructure projects. Our business plan and infrastructure investment strategy is expected to build on our historical ownership of the real estate assets of Pittsburgh & West Virginia Railroad, which assets are currently triple-net leased to Norfolk Southern Corporation.

As a means to facilitate our investment strategy, we completed a reorganization and reverse merger on December 2, 2011, whereby we established a more traditional REIT holding company structure and Pittsburgh & West Virginia Railroad became our wholly owned subsidiary. After the consummation of the reorganization, Power REIT was listed on the AMEX under ticker “PW” and Pittsburgh & West Virginia Railroad has been re-organized as a special purpose subsidiary whose sole purpose is the operations and administration of its railroad property. Power REIT intends to acquire and finance additional transportation and energy infrastructure assets directly or through the formation of additional special purpose subsidiaries. We expect to complete our reorganization by establishing an umbrella partnership real estate investment trust (“Operating Partnership”) by contributing the shares of Pittsburgh & West Virginia Railroad and its other assets, including any special purpose subsidiaries that have been formed, to the Operating Partnership in exchange for OP Units in the Operating Partnership. Power REIT intends to serve as the manager of the Operating Partnership upon the formation of the Operating Partnership.

38

Currently, our sole income-generating asset is owned by our wholly owned subsidiary, Pittsburgh & West Virginia Railroad. All of Pittsburgh & West Virginia Railroad’s properties are leased to Norfolk Southern Corporation, for 99 years, with unlimited renewals at Norfolk Southern Corporation’s option on the same terms. The base cash rental is a fixed amount of $915,000 per year, with no provision for change during the term of the lease and any renewal periods.

As of March 31, 2012, Power REIT had, on a consolidated basis, (i) approximately $895,000 of unrestricted cash and cash equivalents, (ii) zero long-term debt obligations, capital lease obligations, operating lease obligations or purchase obligations, and (iii) zero off-balance sheet arrangements .

Our current cash outlays, other than dividend payments, are for general and administrative expenses, which include professional fees, consultants and director's fees, NYSE Amex listing fees and auditing costs. Professional fees have increased primarily due to the costs of complying with the requirements of the Sarbanes-Oxley Act of 2002 and our expanded business plan. Stock exchange fees and costs related to shareholder services have also increased over the years. The leased properties are maintained entirely at NSC's expense. Net income available for distribution in 2011 and in 2010 was approximately $637,000 and $764,000, respectively. Compared to 2010, Power REIT had additional legal and consulting costs in 2011 related to the reorganization and expanded business plan as well as significant legal expenses related to a proxy contest last year by a shareholder. We expect operating expenses will continue to rise due to increased regulatory compliance and accounting costs and implementation of our investment strategy.

In addition to increased operating expenses, Power REIT and Pittsburgh & West Virginia Railroad expect to incur additional expenses related to their defense and counterclaims related to an action initiated by Norfolk Southern Corporation and it sub-lessee in December 2011. We believe Power REIT and Pittsburgh & West Virginia Railroad’s primary exposure is its legal expenses related to the action. Further, we believe that Pittsburgh & West Virginia Railroad’s expenses are reimbursable under the terms of the lease with Norfolk Southern Corporation, but there can be no assurance that it will prevail with any claims for reimbursement of its expenses. Norfolk Southern Corporation has continued to make timely quarterly payments to Pittsburgh & West Virginia Railroad of the base cash rent ($915,000 per annum). See “Legal Proceedings.”

In January 2012, Power REIT placed a $15,000 refundable deposit on a parcel of land that is intended to be developed as an energy park for renewable energy lessees/tenants. We are in the process of completing our due diligence and finalizing other requirements for closing. We intend to fund our purchase obligations and capital improvements from available cash and /or proceeds from securities that are issued by us. If acquired and fully developed, this new investment is expected to lead to an increase in income available for distribution.

LEGAL PROCEEDINGS

In December 2010, Norfolk Southern Corporation approached Pittsburgh & West Virginia Railroad regarding the potential sale of a portion of the leased property that Norfolk Southern Corporation considers excess to its requirements. In response, Pittsburgh & West Virginia Railroad proceeded to evaluate the proposed transaction and sought reimbursement of legal expenses related thereto pursuant to the lease, which Norfolk Southern Corporation refused to pay.

On December 19, 2011, Norfolk Southern Corporation (together with its sub-lessee, Wheeling & Lake Erie Railway Company, “Plaintiffs”) commenced an action against Power REIT and Pittsburgh & West Virginia Railroad (“Defendants”) in the United States District Court for the Western District of Pennsylvania, seeking a declaratory judgment that, among other things, the lease is not in default as a result of our lessee’s refusal to pay reimbursable amounts to Pittsburgh & West Virginia Railroad and that Plaintiffs are not required to pay Defendants’ legal expenses related to the sale of Defendant’s property by Plaintiffs.

On February 15, 2012, Power REIT filed a motion to dismiss the action and Pittsburgh & West Virginia Railroad filed an Answer, Affirmative Defenses and Counterclaims ("Answer"). In its Answer, Pittsburgh & West Virginia Railroad seeks declaratory judgment that the failure to reimburse its legal expenses and other actions constitute defaults under the Lease and that certain amounts, including what Norfolk Southern Corporation calls the "settlement account," are indebtedness owed by NSC to Pittsburgh & West Virginia Railroad which are immediately due and payable. The principal balance of the settlement accounts as calculated by NS was approximately $16 million at December 31, 2011.

39

There can be no assurance that Pittsburgh & West Virginia Railroad will prevail with its defenses or counterclaims or that Power REIT will prevail with its motion to dismiss. Pittsburgh & West Virginia Railroad believes its primary exposure in the litigation is to its ongoing legal expense, which it believes is reimbursable by Norfolk Southern Corporation pursuant to the lease. There can be no assurance that Pittsburgh & West Virginia Railroad will prevail with any claims for reimbursement of its expenses. By initiating the litigation, Norfolk Southern Corporation is seeking to preserve the lease and past practices related thereto. Norfolk Southern Corporation has continued to make timely quarterly payments of the base cash rent ($915,000 per annum).

MARKET PRICE RANGE AND DIVIDENDS ON

OUR COMMON SHARES AND RELATED MATTERS

Our common stock is currently traded on the NYSE Amex equities exchange under the symbol “PW.” On April 10, 2012, our closing share price was $9.46.

The following table sets forth the high and low closing prices for our common stock and the quarterly dividends declared for each of the periods indicated. The historical stock prices and dividends declared per share set forth below have been consolidated with the historical results of Pittsburgh & West Virginia Railroad.

	High	Low	Dividends Declared Per Share
2012
1st Quarter	$11.53	$9.28	$0.10
2011
4th Quarter	$14.87	$10.72	$0.10
3rd Quarter	$12.99	$11.47	$0.10
2nd Quarter	$12.32	$10.48	$0.10
1st Quarter	$12.90	$9.15	$0.10
2010
4th Quarter	$11.80	$10.66	$0.13
3rd Quarter	$11.97	$10.30	$0.13
2nd Quarter	$11.03	$10.00	$0.12
1st Quarter	$11.33	$10.50	$0.12

Power REIT was formed as a subsidiary of Pittsburgh & West Virginia Railroad on August 26, 2011 for the purposes of consummating a reorganization transaction, whereby Pittsburgh & West Virginia Railroad became a wholly owned subsidiary of Power REIT. The reorganization transaction was completed on December 2, 2011, at which time Power REIT began trading on the NYSE Amex under the same ticker symbol, “PW.”

As of March 31, 2012, there were approximately 550 registered shareholders of our common shares.

As of March 31, 2012, Power REIT (i) did not have any equity compensations plans that had been approved by shareholders and (ii) did not have any equity compensation plans that were approved without shareholder consent. Power REIT expects to seek shareholder approval for a share incentive plan at its 2012 annual meeting. See “Management.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	None	N/A	N/A
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	None	N/A	N/A

40

PRINCIPAL SHAREHOLDERS OF POWER REIT

The following table sets forth certain information regarding beneficial ownership and voting power of all of our common shares, as of March 31, 2012, by: (i) each person who we know to own beneficially more than 5% of our common stock, (ii) each of our trustees and officers and (iii) all of our trustees and officers as a group.

Unless otherwise indicated, the address for each listed person is c/o Power REIT, 55 Edison Avenue, West Babylon, NY 11704. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

	Owned at March 31, 2012
Name of Shareholder	Number of Shares	% Outstanding
David H. Lesser (1) (2)	148,500	9.15%
Virgil E. Wenger	1,000	0.06%
William S. Susman	1,000	0.06%
Patrick R. Haynes, III	1,937	0.12%
Arun Mittal	8,000	0.49%
All trustees and executive officers as a group (1) (2)	160,437	9.88%

(1) David H. Lesser has beneficial ownership of 148,500 common shares as follows: (a) 11,530 directly; (b) 85,210 indirectly through Hudson Bay Partners, LP, a wholly-owned affiliate of Mr. Lesser; and (c) 51,760 indirectly through HBP PW, LLC, an affiliate managed by Mr. Lesser.

(2) In addition to the shareholdings disclosed above, the MEL Generation Skipping Trust, a trust set up for the children of David H. Lesser, (the "MEL Trust") owns 10,383 common shares of the Trust. David H. Lesser disclaims any beneficial, pecuniary or residual interest in the common shares owned by the MEL Trust, does not serve as trustee and does not have the power to revoke the MEL Trust.

SELLING SECURITY HOLDERS

Information required to be disclosed in respect of any holders of our securities that offer or sell their securities pursuant to this prospectus shall be provided in the applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from our sale of securities primarily to acquire real property infrastructure assets, funding of our subsidiaries and to acquire OP Units in our to-be-formed Operating Partnership, if any.  We also may use sale proceeds to retire all or a portion of any debt we incur, to redeem any outstanding preferred stock, or for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. We will not receive proceeds from any sales of securities by selling security holders. See “Use of Proceeds.”

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

DESCRIPTION OF SECURITIES

The following description of our securities is a summary of the detailed provisions of our Declaration of Trust and By-laws governing the terms of our securities. These statements do not purport to be complete, or to give full effect to the provisions of applicable statutory and common law, and are subject to, and qualified in their entirety by reference to, the terms of our Declaration of Trust and By-Laws.

41

Pursuant to our Declaration of Trust, we are currently authorized to issue 100,000,000 common shares of beneficial interest, $0.001 par value, or such other class of shares as may be determined by the Board of Trustees. Our Board of Trustees, without any action by our shareholders, may amend our Declaration of Trust from time to time to issue securities of any type, class or series and increase or decrease the aggregate number of authorized common shares or other securities of any type, including without limitation any class or series of securities. Other than our common shares, we do not currently have any other class of stock issued and outstanding.

Pursuant to our Declaration of Trust, the Board of Trustees may authorize, without approval of any shareholder, the issuance from time to time of shares of any class or series or securities or rights convertible into shares of any class or series for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a share dividend or share split).

Except as may be provided by the Board of Trustees in setting the terms of any particular securities that we may issue, no holder of shares of our stock or other securities has any preemptive right to purchase or subscribe for any additional shares of our stock or other securities.

Common Shares

General

As of April 10, 2012, 1,623,250 of our common shares were issued and outstanding. The outstanding shares are, and the common shares offered hereby upon delivery and payment will be, fully paid and non-assessable.

Voting Rights

Each holder of common shares is entitled to one vote for each share registered in such holder’s name on our books on all matters submitted to a vote of shareholders. The holders of our common shares do not have cumulative voting rights. As a result, the holders of common shares entitled to exercise more than 50% of the voting rights in an election of trustees can elect 100% of the trustees to be elected if they choose to do so. In such event, the holders of the remaining common shares voting for the election of trustees will not be able to elect any persons to our board of trustees. The company’s quorum requirements for the election of trustees and for other general matters submitted to a vote of shareholders, is 33% unless otherwise specified by statute or in our Governing Documents. Our trustees are elected to serve for one-year terms and are re-elected annually at the annual shareholders’ meeting.

Dividend Rights

Holders of common shares are entitled to such dividends as our board of trustees may declare out of funds legally available therefore. Debt agreements or preferred stock agreements that we enter into may contain restrictions on certain payments by us, including dividends.

Liquidation Rights and Other Preferences

Subject to the prior rights of creditors and any preferred shares outstanding, the holders of the common shares are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. There are no preemptive or conversion rights or redemption or sinking fund provisions in respect of the common shares.

Maryland Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our Declaration of Trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

42

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common shares is Broadridge Corporate Issuer Solutions, Inc.

Preferred Shares

As of the date of this prospectus, other than as described below, no shares of preferred stock have been issued. Shares of preferred stock may be issued in one or more series from time to time by our Board of Trustees, and the Board of Trustees is expressly authorized to fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of each series. Subject to the determination of our Board of Trustees, any shares of preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of Power REIT.

Rights

We may issue rights to our shareholders to purchase more of our securities (including, but not limited to, rights to purchase our common stock) or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Rights may be issued independently or together with any other securities and may be attached to, or separate from, such securities. The terms of any rights to be issued will be set forth in the applicable prospectus supplement.

Warrants

We may issue warrants to purchase our securities (including, but not limited to, warrants to purchase our common stock) or other warrants or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, rights or warrants, or any combination of such securities. Such combinations may include, without limitation, units consisting of common stock and warrants or preferred stock and warrants.

Certain Restrictions on Size of Holdings and Transferability

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our Declaration of Trust provides that no person or entity may own, directly or indirectly, more than 9.9% in economic value of the aggregate of the outstanding common shares of Power REIT. However, our charter authorizes our board of trustees to exempt from time to time the ownership limits applicable to certain named individuals or entities. This provision or other provisions in our Declaration of Trust or By-laws, or provisions that we may adopt in the future, may limit the ability of our shareholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code at any time during the taxable year, (2) transferring shares of our capital stock if such transfer would result in our stock being beneficially or constructively owned by fewer than 100 persons and (3) beneficially or constructively owning shares of our capital stock if such ownership would cause us otherwise to fail to qualify as a REIT.

43

Listing

Shares of our common stock are currently traded on the NYSE Amex under the symbol “PW.” There can be no assurance that any of our preferred stock, rights, warrants or units will be listed on any securities exchange. Our plans as to whether or not to list any such securities shall be disclosed in the supplements to this prospectus relating to the offering of such securities.

PLAN OF DISTRIBUTION

The securities to which this prospectus relates may be offered and sold from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or other transactions or offerings, or a combination of these methods. The terms of any securities offered and the terms and conditions of any offering, including the terms and conditions of the particular plan of distribution, will be determined prior to the time of sale of the securities and disclosed in supplements to this prospectus.

We, or holders of our securities that are offering and selling the securities, may offer and sell:

•	through one or more underwriters or dealers in a public offering; and/or
•	through agents, including in connection with a distribution to our security holders of rights to purchase such securities; and/or
•	directly to one or more purchasers, including through the exercise of warrants or rights or the conversion or exchange of any security; and/or
•	in any other manner permitted by applicable law and rules.

The prospectus supplement relating to the particular offering will identify any underwriters, dealers or agents involved in the offering, and will set forth any applicable purchase price, fee, commission or discount arrangement with such underwriters, dealers or agents, and among such underwriters, dealers or agents, or the basis upon which such amounts may be calculated. Securities so offered by us or by selling security holders may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement describing the methods and terms of the offering.

The securities may or may not be listed on a securities exchange.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to participants in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of any of the foregoing may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties. If the applicable prospectus supplement relating to this prospectus so indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

44

Any underwriters, dealers or agents that may be engaged in any of the transactions described above may perform separate services for us in the ordinary course of business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our common shares by persons who hold the securities as capital assets (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). It does not purport to address the federal income tax consequences applicable to all categories of holders, including holders subject to special treatment under federal income tax laws, such as insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or foreign persons (defined as all persons other than U.S. persons). This summary does not address persons who are not U.S. Shareholders (as defined herein).

This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. All these authorities are subject to change, and any change may be effective retroactively. This summary is not tax advice, and is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

The law firm of Leech Tishman Fuscaldo & Lampl LLC (“LTFL”), provided an opinion that the Company will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation, as described herein and as represented by us, will enable us to continue to meet the requirements for qualification and taxation as a REIT. LTFL’s opinion is not binding on the Internal Revenue Service (“IRS”) or the courts. It is based on various assumptions relating to our organization and operation, including that our subsidiary, Pittsburgh & West Virginia Railroad was organized and qualified as a REIT for each its taxable years commencing with 1967 through its final tax filing on December 2, 2011, that Power REIT has operated and will continue to operate in the manner described in our organizational documents and this prospectus, and representations made by us concerning certain factual matters related to our organization and manner of operation. Our qualification and taxation as a REIT depends upon our ability to meet on a continuous basis, through actual annual operating results, (i) income and asset composition tests, (ii) specified distribution levels, (iii) diversity of beneficial ownership, and (iv) various other qualification tests (discussed below) imposed by the Code. LTFL has not reviewed and will not monitor our ongoing compliance with these tests, and expresses no opinion concerning whether we actually have satisfied or will satisfy these tests on a continuous basis. No assurance can be given that we actually have satisfied or will satisfy such tests on a continuous basis. Our failure to qualify as a REIT in prior years could adversely affect LTFL’s opinion and our eligibility for REIT status for our taxable year ended December 31, 2010 and subsequent years. See “Failure to Qualify.”

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are technical and complex and are subject to interpretation.

In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporation and shareholder levels) that generally results from an investment in stock of a “C” corporation (that is, a corporation generally subject to the full corporate-level tax). We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

•	we will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains;

45

•	we may be subject to the “alternative minimum tax” on our undistributed items of tax preference;

•	if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, “foreclosure property” is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property;

•	if we have net income from prohibited transactions, such income will be subject to a 100% tax. In general, “prohibited transactions” are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

•	if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on the product of (a) the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability;

•	if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

•	if we acquire any asset from a “C” corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period beginning on the date we acquire the asset, then the asset’s “built-in” gain (the excess of the asset’s fair market value at the time we acquired it over the asset’s adjusted basis at that time) will be subject to tax at the highest regular corporate rate;

•	we may elect to retain and pay income tax on some or all of our long-term capital gain, as described below;

•	if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined below) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts; and

•	we may be required to pay monetary penalties if we fail to satisfy certain requirements for REIT qualification as the price for maintaining our REIT status.

Requirements for Qualification

The Code defines a REIT as a corporation, trust, or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

46

•	the beneficial ownership of which is held by 100 or more persons;

•	no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

•	that meets certain other tests, described below, regarding the composition of its income and assets; and

•	whose taxable year is the calendar year.

The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). We will be treated as satisfying the sixth requirement for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

A trust may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests. To remain qualified as a REIT, we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources such as rents from real property (as defined below), dividends and gain from the sale or disposition of shares in other REITs, interest on obligations secured by real property, and earnings from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as “rents from real property,” subject to certain restrictions, including:

•	the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the tenant’s gross receipts or sales);

•	the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a “Related Party Tenant”);

•	the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

•	the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an “independent contractor” that satisfies certain stock ownership restrictions, that is adequately compensated and from whom the REIT derives no income. We are not required to use a taxable REIT subsidiary or independent contractor to the extent that any service we provide is “usually or customarily rendered” in connection with the rental of space for occupancy only and is not considered “rendered to the tenants.”

If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect and (ii) we attach a schedule to our federal corporate income tax return indicating the nature and amount of our non-qualifying income. However, it is impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under “General ,” even if we qualify for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or the 95% gross income test.

47

At present, we do not operate or manage the properties that we lease to Railroad Lessee, nor do we render services to the Railroad Lessee.

Asset Tests. To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets:

•	at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured (or deemed, for these purposes, to be secured) by real property, (b) our proportionate share (determined in accordance with our capital interest) of real estate assets held by the operating partnership and any other partnership in which we are a partner, (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five-years) public debt offering, (d) stock in other REITs and (e) cash, cash items and federal government securities;

•	no more than 25% (20% for taxable years beginning before August 1, 2008) of the value of our total assets may be securities of one or more taxable REIT subsidiaries (defined below); and

•	except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) certain partnership interests and debt obligations: (i) the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets; (ii) we may not own more than 10% of any one issuer’s outstanding voting securities; and (iii) we may not own more than 10% of the total value of any one issuer’s outstanding securities. However, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (B) $10,000,000, and (ii) we cure the violation by disposing of such assets within 6 months after the end of the quarter in which we identify the failure, then we will not lose our REIT status.

Currently, Power REIT has one wholly owned subsidiary, Pittsburgh & West Virginia Railroad that qualifies as a “qualified REIT Subsidiary” or QRS. Upon completion of the UPREIT Reorganization, Pittsburgh & West Virginia Railroad will become a wholly owned subsidiary of the Operating Partnership.

•	Taxable REIT Subsidiary. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate.

•	Qualified REIT Subsidiary. A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary (and no election is made to treat the subsidiary as a taxable REIT subsidiary). We may also hold assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies in which we are the only member.

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share (based on its share of partnership capital) of the assets of the partnership and will be deemed to earn its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests. Thus, our proportionate share (based on our share of partnership capital) of the assets, liabilities and items of income of any partnership in which we are a partner will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Actions taken by partnerships in which we may come to own an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions (described above). At present the Company is not a partner in any partnership, but following the Transactions, will own 100% of the general partnership interests and limited partnership interests in the Operating Partnership.

48

If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

If we were to fail to satisfy the asset tests at the end of any quarter and the relief provisions discussed earlier do not apply, then we will still maintain our REIT status provided (i) our failure to satisfy the relevant asset test was due to reasonable cause and was not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets within 6 months after the end of the quarter in which we identify the failure, and (iv) we pay a penalty tax of the greater of (A) $50,000 or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure.

Annual Distribution Requirements. To qualify as a REIT, we must also distribute to our shareholders, dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our “net capital gain”) plus (B) 90% of our after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount). In general, the distributions must be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

To the extent we fail to distribute 100% of our net capital gain, or we distribute at least 90% but less than 100% of our “REIT taxable income” (as adjusted), we will be subject to tax at regular corporate rates on the undistributed amounts. Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

Dividends declared by us in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year (including for excise tax purposes), provided we actually pay the dividends no later than in January of the following calendar year.

We intend to make timely distributions sufficient to meet the annual distribution requirements. It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and capital expenditures, over non-cash deductions such as depreciation.

Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying “deficiency dividends” to our shareholders in a later year. By paying the deficiency dividend, we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based on the amount and timing of any deduction taken for such dividend.

49

Failure to Qualify. Beginning with our 2005 taxable year, if we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above (other than an asset or income test violation for which one of the relief provisions described earlier is available), then our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for each violation.

If we fail to qualify for taxation as REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we do not qualify will not be deductible by us, nor will they be required to be made. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Accordingly, our failure to qualify as a REIT for a prior taxable year could adversely affect our qualification as a REIT for the current or subsequent taxable years, even if we otherwise satisfy the REIT requirements for the current or subsequent taxable years.

For any year in which we fail to qualify as a REIT, any distributions that we make generally will be taxable to our shareholders as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations in the Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction, and such distributions made to non-corporate shareholders may qualify for preferential rates of taxation.

Taxation of U.S. Shareholders of Common Shares

As used in this section, the term “U.S. Shareholder” means a holder of common shares or preferred shares who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Dividends. As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and are not designated as capital gain dividends) will be taken into account by them as ordinary income. Such distributions will be ineligible for the corporate dividends received deduction, and except in circumstances that we do not expect to arise, also will not qualify for the lower rate applicable to qualifying dividends paid to non-corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held our shares. Thus, with certain limitations, capital gain dividends received by a U.S. Shareholder who is an individual may be eligible for preferential rates of taxation. However, U.S. Shareholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. We may elect to pay dividends partly in our common shares, in which event a U.S. Shareholder generally will be taxable on the value of our shares received as a dividend.

We may elect not to distribute part or all of our net long-term capital gain, and pay corporate tax on the undistributed amount. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a U.S. Shareholder will be entitled to increase its tax basis in our shares by an amount equal to its share of the undistributed gain reduced by its share of the corporate taxes paid by us on the undistributed gain. As discussed earlier (see “Requirements for Qualification - Annual Distribution Requirements”), we may pay certain dividends in January that will be taxable to shareholders as if paid in the immediately preceding calendar year.

50

Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares as to which the distributions were made, and will reduce the adjusted basis of the shareholder’s shares. To the extent these distributions exceed the shareholder’s adjusted basis in its shares, the distributions will be included in the shareholder’s income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

Shareholders may not claim our net operating losses or net capital losses (if any) on their individual income tax returns. Distributions with respect to, and gain from the disposition of, our shares will be treated as “portfolio income” and, therefore, U.S. Shareholders that are subject to the passive activity loss limitations will be unable to claim passive activity losses against such income.

Sale of Shares. When a U.S. Shareholder sells or otherwise disposes of our shares, the shareholder will recognize capital gain or capital loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the shareholder’s adjusted tax basis in the shares for tax purposes. The gain or loss will be long-term gain or loss if the U.S. Shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate U.S. Shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. Shareholder on a disposition of shares that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent the shareholder received distributions from us that were treated as long-term capital gains. Capital losses generally are deductible only to the extent of a U.S. Shareholder’s capital gain.

Backup Withholding. We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. Shareholder may be subject to backup withholding tax with respect to dividends paid unless the shareholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Shareholder may satisfy these requirements by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount withheld will be creditable against the U.S. Shareholder’s income tax liability.

Taxation of the UPREIT Reorganization

General. Upon completion of the UPREIT Reorganization, substantially all of the Company's investments will be held through the Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership.

Tax Allocations. After conversion to an UPREIT structure, new partners may be admitted upon the acquisition of additional properties. In such event, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Company's properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership is expected to be formed by way of contributions of appreciated property. Consequently, the Operating Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code.

51

In general, partners who contribute partnership interests in properties in exchange for interests in the Operating Partnership (the “Contributing Partners”) will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Company's properties) which have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the “traditional method,” which may leave some of the Book-Tax Differences unaccounted for, or the election of certain alternate methods, which would permit any distortions caused by a Book-Tax Difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Company may use the “traditional method” for accounting for Book-Tax Differences with respect to its properties to be contributed to the Operating Partnership. In such event, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Company has not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to its properties to be contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to the Company. Such taxable income normally will be characterized as a capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

Sale of the Properties. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. It is the Company's present intent that the Operating Partnership will hold its properties for investment with a view to long term appreciation, to engage in the business of acquiring, developing, owning, and operating properties and to make such occasional sales of its properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

52

Other Tax Consequences

We and our shareholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or they transact business or reside. State and local tax laws may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

EXPERTS

The consolidated balance sheets of Power REIT and Subsidiary as of December 31, 2011 and December 31, 2010 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2011 appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are incorporated by reference herein in reliance upon the report of Gibbons & Kawash A.C., an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. As of the date of this prospectus, Gibbons & Kawash, A.C. does not have any interests that would require disclosure pursuant to Item 509 of Regulation S-K.

LEGAL MATTERS

The validity of the issuance of the securities to be offered by this prospectus will be passed upon for us by Leech Tishman Fuscaldo & Lampl, LLC. As of the date of this prospectus, Leech Tishman Fuscaldo & Lampl, LLC does not have any interests that would require disclosure pursuant to Item 509 of Regulation S-K.

MATERIAL CHANGES

There have been no material changes to Power REIT’s financial condition or results of operations since the filing with the SEC on March 28, 2012 of Power REIT’s Annual Report on Form 10-K for the year ended December 31, 2011.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference certain documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information in those documents is considered part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 28, 2012;

•	our Current Reports on Form 8-K filed with the SEC on February 16, 2012 and March 9, 2012; and

•	all documents filed by Power REIT pursuant to Exchange Act Sections 13(a), 13(c), 14 or 15(d) subsequent to the date of this prospectus and prior to the termination of offerings pursuant to this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus or a related prospectus supplement is delivered, at no cost to the requester, a copy of any or all of the information we have incorporated by reference but not delivered with the prospectus or prospectus supplement, including any exhibits that are specifically incorporated by reference in that information. To receive any such copies, please write us at Power REIT, 55 Edison Avenue, West Babylon, NY 11704 or call us at (212) 750-0373. The documents may also be accessed through our website at http://www.pwreit.com. Other than the information specifically incorporated by reference above, the information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

53

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, its exhibits and the exhibits incorporated by reference therein. For further information with respect to us and our securities, please review the registration statement, its exhibits and the exhibits incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement or incorporated by reference therein. Each of these statements is qualified in its entirety by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings, as well as the registration statement referred to above and the exhibits to each of the foregoing documents, are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document or exhibit we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0030 for additional information concerning the operation of the Public Reference Room.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

54

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following sets forth the estimated costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement.

Registration Fee	$11,460
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$2,500
Cost of Printing and Filing	$1,000
Miscellaneous	$2,500
Total	$37,460

Item 15. Indemnification of Trustees and Officers

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees, officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer is adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our By-laws, our By-laws require us, as a condition to the advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Power REIT’s declaration of trust provides that it shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. Power REIT has the authority, with the approval of its Board of Trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of Power REIT in any of the capacities described above and to any employee or agent of Power REIT or a predecessor of Power REIT. Maryland law requires Power REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

55

Power REIT maintains a directors’ and officers’ liability insurance policy which provides for the payment of certain losses of the trustees and officers of Power REIT and its subsidiaries (other than in the case of matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as trustees or officers of Power REIT and/or its subsidiaries, as the case may be.

Item 16. Exhibits

The attached Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

a) The undersigned registrant hereby undertakes:

(1)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)(A)	Each prospectus filed by the registrant pursuant to Rule 424(b) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(i)(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

56

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

57

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 12, 2012.

POWER REIT

/s/ David H. Lesser
By:	David H. Lesser
Title:	CEO and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2012.

/s/ Virgil E. Wenger
By:	Virgil E. Wenger
Title:	Board Member

/s/ William S. Susman
By:	William S. Susman
Title:	Board Member

/s/ Patrick R. Haynes, III
By:	Patrick R. Haynes, III
Title:	Board Member

58

Exhibit Index

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
2.1**	Agreement and Plan of Merger by and among Pittsburgh & West Virginia Railroad, Power REIT and Power REIT PA, LLC, dated December 1, 2011
5.1	Form of Legality Opinion of Leech Tishman Fuscaldo & Lampl LLC (including consent)
8.1	Form of Tax Opinion of Leech Tishman Fuscaldo & Lampl LLC (including consent)
23.1	Consent of Gibbons & Kawash A.C., independent registered public accounting firm

* To be filed, if necessary, by amendment and incorporated herein by reference.

** Previously filed with the Commission as an exhibit to the registrant’s report on Form 8-K filed on December 5, 2011.

59